Exhibit T3E.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

	)	Chapter 11
In re:	)
	)	Case No.
William Lyon Homes, et. al,[1]	)
)
Debtors.	)
)

PREPACKAGED JOINT PLAN OF

REORGANIZATION FOR WILLIAM LYON HOMES, et al.

Dated: November 17, 2011		PACHULSKI STANG ZIEHL & JONES LLP
Richard M. Pachulski (CA Bar No. 90073)
Laura Davis Jones (DE Bar No. 2436)
David M. Bertenthal (CA Bar No. 167624)
Joshua M. Fried (CA Bar No. 181541)
919 North Market Street, Seventeenth Floor
P.O. Box 8705
Wilmington, Delaware 19899-8705 (Courier 19801)
Telephone: (302) 652-4100
Facsimile: (302) 652-4400
	E-mail:	rpachulski@pszjlaw.com
ljones@pszjlaw.com
dbertenthal@pszjlaw.com
jfried@pszjlaw.com

Proposed Counsel to Debtors and Debtors in Possession

[1]	The Debtors in these cases, along with the last four digits of each Debtor’s federal tax identification number, are set forth on Schedule 1 hereto.

- i -

- ii -

- iii -

- iv -

- v -

PLAN SCHEDULES

Plan Schedule 1	List of Debtors

Plan Schedule 2	Non-Exclusive List of Litigation Claims Retained by the Reorganized Debtors

PLAN EXHIBITS

Exhibit A	Backstop Commitment Agreement

Exhibit B	Class B Common Stock Commitment Agreement

Exhibit C	Colony RSA

Exhibit D	Noteholders RSA

- vi -

JOINT PLAN OF REORGANIZATION FOR

William Lyon Homes, et al.

William Lyon Homes (“DE Lyon” or “Parent”), a Delaware corporation, William Lyon Homes, Inc. (“CA Lyon”), a California corporation and a wholly-owned subsidiary of the Parent, and each of the other debtors and debtors-in-possession listed on Plan Schedule 1 hereto, propose the following joint plan of reorganization (the “Plan”) for, among other things, the resolution of the outstanding Claims against, and Equity Interests in, the Debtors. Unless otherwise noted, capitalized terms used in this Plan have the meanings set forth in Article I of the Plan. The Debtors are the proponents of this Plan within the meaning of section 1129 of the Bankruptcy Code. Reference is made to the Disclosure Statement (as such term is defined herein and distributed contemporaneously herewith) for a discussion of the Debtors’ history, business, results of operations, historical financial information, accomplishments leading up to Solicitation of the Plan, projections and properties, and for a summary and analysis of this Plan and the treatment provided for herein. There also are other agreements and documents that will be filed with the Bankruptcy Court, that are referenced in this Plan, the Plan Supplement or the Disclosure Statement as Exhibits and Plan Schedules. All such Exhibits and Plan Schedules are incorporated into and are a part of this Plan as if set forth in full herein. Subject to certain restrictions set forth in the Noteholders RSA and the Colony RSA, and requirements set forth in 11 U.S.C. § 1127 and Fed. R. Bankr. P. 3019, the Debtors reserve the right to alter, amend, modify, revoke or withdraw this Plan prior to its Consummation.

The Plan contemplates deemed substantive consolidation of the Debtors for voting and Plan distribution purposes only with respect to the Claims. If, however, the Plan cannot be confirmed as to some or all of the Debtors, then, in the Debtors’ sole discretion, but without prejudice to the respective parties’ rights under the Colony RSA, the Noteholders RSA, or the Backstop Commitment Agreement, (a) the Plan may be revoked as to all of the Debtors, or (b) the Debtors may revoke the Plan as to any Debtor (and any such Debtor’s Chapter 11 Case may be converted to a chapter 7 liquidation, continued or dismissed in the Debtors’ sole discretion) and confirm the Plan as to the remaining Debtors to the extent required. The Debtors reserve the right to seek confirmation of the Plan pursuant to the “cram down” provisions contained in section 1129(b) of the Bankruptcy Code with respect to any non-accepting Class of Claims.

Notwithstanding any rights of approval that may exist pursuant to the Noteholders RSA, the Colony RSA, the Backstop Commitment Agreement, the Class B Common Stock Commitment Agreement, or otherwise, as to the form or substance of the Disclosure Statement, the Plan or any other document relating to the transactions contemplated hereunder or thereunder, neither the Prepetition Secured Lenders, the Prepetition Agent, the Ad Hoc Noteholders Group, the Backstop Investors, nor their respective representatives, members, financial or legal advisors or agents, has independently verified the information contained herein or takes any responsibility therefor and none of the foregoing entities or persons makes any representations or warranties whatsoever concerning the information contained herein.

ARTICLE I.

RULES OF INTERPRETATION, COMPUTATION OF TIME,

GOVERNING LAW AND DEFINED TERMS

A.	Rules of Interpretation, Computation of Time and Governing Law

For purposes hereof: (a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter gender; (b) any reference herein to a contract, lease, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (c) any reference herein to an existing document or exhibit having been Filed or to be Filed shall mean that document or exhibit, as it may thereafter be amended, modified or supplemented; (d) unless otherwise specified, all references herein to “Articles”, “Sections”, “Exhibits” and “Plan Schedules” are references to Articles, Sections, Exhibits and Plan Schedules hereof or hereto; (e) unless otherwise stated, the words “herein,” “hereof,” “hereunder” and “hereto” refer to this Plan in its entirety rather than to a particular portion of this Plan; (f) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; (g) any reference to an Entity as a Holder of a Claim or Equity Interest includes such Entity’s successors and assigns; (h) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (i) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be and (j) “$” or “dollars” means Dollars in lawful currency of the United States of America. The provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein.

B.	Defined Terms

Unless the context otherwise requires, the following terms shall have the following meanings when used in capitalized form herein:

1. “7 1/2 % Senior Notes” means the 7 1/2 % Senior Notes due 2014 issued by CA Lyon pursuant to the 7 1/2% Senior Notes Indenture.

2. “7 1/2 % Senior Notes Indenture” means the Indenture dated as of February 6, 2004 by and among CA Lyon, the Guarantors signatory thereto, and the Prepetition Indenture Trustee.

3. “7 5/8% Senior Notes” means the 7 5/8% Senior Notes due 2012 issued by CA Lyon pursuant to the 7 5/8% Senior Notes Indenture.

4. “7 5/8% Senior Notes Indenture” means the Indenture dated as of November 22, 2004 by and among CA Lyon, the Guarantors signatory thereto, and the Prepetition Indenture Trustee.

5. “10 3/4 % Senior Notes” means the 10 3/4 % Senior Notes due 2013 issued by CA Lyon pursuant to the 10 3/4% Senior Notes Indenture.

6. “10 3/4 % Senior Notes Indenture” means the Indenture dated as of March 17, 2003 by and among CA Lyon, the Guarantors signatory thereto, and the Prepetition Indenture Trustee.

7. “Accrued Professional Compensation” means, with respect to a particular Professional, an Administrative Claim of such Professional for compensation for services rendered or reimbursement of costs, expenses or other charges incurred after the Petition Date and prior to and including the Effective Date (including, without limitation, expenses of the members of any Committee incurred as members thereof in discharge of their duties as such).

8. “Ad Hoc Noteholders Group” means those Holders of the Old Notes who are signatories to the Noteholders RSA.

9. “Ad Hoc Noteholders Group Fees and Expenses” means the Transaction Expenses (as defined in the Noteholders RSA).

10. “Ad Hoc Noteholders Group Professionals” means, collectively, (a) Milbank, Tweed, Hadley & McCloy LLP, (b) Houlihan, Lokey, Howard and Zukin, LLC, (c) Morris, Nichols, Arsht & Tunnell LLP, (d) any other attorneys or financial advisors retained by the Ad Hoc Noteholders Group as provided for in the Noteholders RSA, and (e) any successor law firm or financial advisor to any of the foregoing entities or individuals.

11. “Administrative Claim” means a Claim for costs and expenses of administration of the Chapter 11 Cases that is Allowed under section 503(b), 507(b), or 1114(e)(2) of the Bankruptcy Code, including, without limitation: (a) any actual and necessary costs and expenses incurred after the Petition Date of preserving the Estates and operating the businesses of the Debtors (such as wages, salaries, and commissions for services and payments for inventory, leased equipment, and leased premises); (b) Accrued Professional Compensation and any other compensation for legal, financial, advisory, accounting, and other services and reimbursement of expenses Allowed by the Bankruptcy Court under section 327, 328, 330, 331, 363, or 503(b) of the Bankruptcy Code to the extent incurred prior to the Effective Date; (c) all fees and charges assessed against the Estates under section 1930, chapter 123, of title 28, United States Code; (d) the DIP Facility Claims, including, without limitation, the fees and expenses of the DIP Agent and the DIP Lenders, including their respective professional and advisory fees and expenses; (e) the Allowed Prepetition Indenture Trustee Fees; (f) the Backstop Fee (to the extent payable in Cash and subject to the terms of the Backstop Commitment Agreement); (g) the Backstop Transaction Expenses; and (h) the Ad Hoc Noteholders Group Fees and Expenses.

12. “Administrative Claims Bar Date” means the Business Day which is sixty (60) days after the Effective Date or such other date as approved by order of the Bankruptcy Court.

13. “Affiliate” means an “affiliate” as defined in section 101(2) of the Bankruptcy Code.

14. “Allowed” means, with respect to any Claim, except as otherwise provided herein: (a) a Claim that is set forth in a Filed Proof of Claim as to which no timely objection has been Filed; (b) a Claim that has been allowed by a Final Order; (c) a Claim that is allowed: (i) in any stipulation of amount and nature of Claim executed by the Debtors prior to the Effective Date and approved by the Bankruptcy Court; (ii) in any stipulation of amount and nature of Claim executed by the Reorganized Debtors on or after the Effective Date; (iii) in accordance with the applicable Debtor’s books and records; (d) a Claim relating to a rejected executory contract or unexpired lease that either (i) is not a Disputed Claim or (ii) has been allowed by a Final Order, in either case only if a Proof of Claim has been timely Filed by the Claimant before the applicable bar date for such claim or has otherwise been deemed timely Filed under applicable law; or (e) a Claim that is Allowed pursuant to the terms of this Plan.

15. “Allowed Claim or Equity Interest” means a Claim or an Equity Interest of the type that has been Allowed.

16. “Amended Organizational Documents” means the amended and restated certificate of incorporation and by-laws or other applicable organizational documents of the Reorganized Parent to be Filed with the Plan Supplement.

17. “Avoidance Actions” means any and all avoidance, recovery, subordination or other actions or remedies that may be brought by and on behalf of the Debtors or their Estates under the Bankruptcy Code or applicable non-bankruptcy law, including, without limitation, actions or remedies arising under sections 502, 510 or 542-553 of the Bankruptcy Code.

18. “Backstop Commitment” means the agreement by each Backstop Investor pursuant to the Backstop Commitment Agreement to purchase its Backstop Proportion of all of the Rights Offering Securities that are not purchased by the other Eligible Participants as part of the Rights Offering.

19. “Backstop Commitment Agreement” means the Backstop Commitment Agreement dated as of November 4, 2011 attached to this Plan as Exhibit A.

20. “Backstop Commitment Agreement Assumption Order” means an order of the Bankruptcy Court authorizing, among other things, the assumption of the Backstop Commitment Agreement, payment of the Backstop Fee, payment of the Backstop Transaction Expenses, and the provision of an indemnity by the Debtors in favor of the Backstop Investors to the extent set forth in the Backstop Commitment Agreement.

21. “Backstop Fee” means the “Backstop Fee” as defined in the Backstop Commitment Agreement, which shall be released to the Backstop Investors upon payment of the Rights Offering Purchase Price for the Rights Offering Securities on the Effective Date, in the form of shares of Class C Common Shares representing 2.0% of all of the outstanding Capital Stock of Reorganized Parent on the Effective Date (taking into account assumed conversion of the New Capital Stock of Reorganized Parent, but subject to dilution as a result of (i) the exercise of the Warrants and (ii) the Management Incentive Plan); provided that if the Backstop Investors do not purchase any Rights Offering Securities that are not otherwise purchased in the Rights Offering because of any of (1) the transactions contemplated by the Old Notes Restructuring Term Sheet are otherwise not approved by the Bankruptcy Court, (2) the transactions contemplated by the Backstop Commitment Agreement and the Old Notes Restructuring Term Sheet are otherwise not consummated by the Company (when the Backstop Investors are prepared to perform after satisfaction of all applicable conditions of the backstop commitment and in the Old Notes Restructuring Term Sheet) , or (3) the “Commitment” (as defined in the Backstop Commitment Agreement) is terminated pursuant to the terms thereof, the Backstop Fee will be payable in the form of Cash in the amount of $2.5 million, subject to the limitations contained in the Backstop Commitment Agreement, including clause (vi) of Section II thereof.

22. “Backstop Investors” means those certain parties signatories to the Backstop Commitment Agreement, their respective affiliates, or any permitted assignee under the Backstop Commitment Agreement.

23. “Backstop Proportion” means the portion of the Backstop Commitment committed to by each Backstop Investor as set forth on Schedule A to the Backstop Commitment Agreement.

24. “Backstop Transaction Expenses” means the “expenses” (accrued either prepetition or postpetition) payable pursuant to Section V of the Backstop Commitment Agreement.

25. “Ballots” means the ballots accompanying the Disclosure Statement upon which certain Holders of Impaired Claims entitled to vote shall, among other things, indicate their acceptance or rejection of this Plan, which includes the Master Ballots and Beneficial Holder Ballots.

26. “Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as amended from time to time and as applicable to the Chapter 11 Cases.

27. “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware, or any other court having jurisdiction over the Chapter 11 Cases.

28. “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure and the Local Rules of the Bankruptcy Court, in each case as amended from time to time and as applicable to the Chapter 11 Cases.

29. “Beneficial Holder” means, as of the applicable date of determination, “Lender” under the Prepetition Secured Loan, a beneficial owner of the Old Notes as reflected in the records maintained by the Registered Record Owner or Intermediary Record Owner, as applicable.

30. “Beneficial Holder Ballots” means the ballots accompanying the Disclosure Statement upon which Beneficial Holders of Class 7 Old Notes Claims entitled to vote shall, among other things, indicate their acceptance or rejection of the Plan in accordance with the Plan and the procedures governing the solicitation process.

31. “Business Day” means any day, other than a Saturday, Sunday or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

32. “CA Lyon” means William Lyon Homes, Inc., a California corporation.

33. “Cash” means the legal tender of the United States of America or the equivalent thereof.

34. “Causes of Action” means any claims, causes of action (including Avoidance Actions), demands, actions, suits, obligations, liabilities, cross-claims, counter-claims, offsets, or setoffs of any kind or character whatsoever, in each case whether known or unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, foreseen or unforeseen, direct or indirect, choate or inchoate, existing or hereafter arising, in contract, in tort, in law, or in equity, or pursuant to any other theory of law, whether asserted or assertable directly or derivatively in law or equity or otherwise by way of claim, counterclaim, cross-claim, third party action, action for indemnity or contribution or otherwise, based in whole or in part upon any act or omission or other event occurring prior to the Petition Date or during the course of the Chapter 11 Cases, including through the Effective Date.

35. “Certificate of Designation” means the Certificate of Designation for the Preferred Shares to be Filed in the Plan Supplement.

36. “Chapter 11 Cases” means the chapter 11 bankruptcy cases that may be commenced by the Debtors on the Petition Date in the Bankruptcy Court.

37. “Chapter 11 Transaction Expenses” means the aggregate amount of reasonable fees and expenses payable by the Debtors in connection with the Chapter 11 Cases, including the fees and expenses payable to the DIP Agent, the DIP Lenders, the Backstop Investors (including the Backstop Transaction Expenses, the Backstop Fee, and any other fees, expenses, and indemnities contemplated by the Backstop Commitment Agreement), the Prepetition Agent, the Ad Hoc Noteholders Group Fees and Expenses, the Prepetition Indenture Trustee Fees (whether accrued prepetition or postpetition), as well as the fees and expenses payable under the Restructured First Lien Loan.

38. “Circle G Loan Agreement” means the Loan Agreement by and between Circle G at the Church Farm North Joint Venture, LLC and U.S. Bank N.A., successor to California National Bank, N.A., dated February 14, 2006, as amended by the Extension and

Modification Agreement dated April 6, 2007, the Second Extension and Modification Agreement dated June 20, 2007, the Third Extension and Modification Agreement dated May 19, 2008, the Fourth Extension and Modification Agreement dated December 31, 2008, the Amendment and Waiver of Default dated April 14, 2011 (the “U.S. Bank Amendment and Waiver”), and the Fifth Extension and Modification Agreement dated July 11, 2011 (the “U.S. Bank Fifth Extension”).

39. “Claim” means any “claim” against any Debtor as defined in section 101(5) of the Bankruptcy Code.

40. “Claims Register” means the official register of Claims maintained by the Voting Agent.

41. “Class” means a category of Holders of Claims or Equity Interests as set forth in Article III hereof pursuant to section 1122(a) of the Bankruptcy Code.

42. “Class A Common Shares” means shares of new Class A Common Stock of Reorganized Parent, to be issued on the Effective Date.

43. “Class B Common Shares” means shares of new Class B Common Stock of Reorganized Parent, to be issued on the Effective Date.

44. “Class B Common Stock Commitment Agreement” means the letter agreement dated as of November 4, 2011, by and among the Parent and the existing holders of Parent Equity Interests pursuant to which, and subject to the terms and conditions set forth therein, the existing holders of Parent Equity Interests agreed to purchase the Class B Common Shares for the Class B Common Stock Purchase Price.

45. “Class B Common Stock Purchase Agreement” means the Stock Purchase Agreement to be dated as of on or about the Effective Date, by and among DE Lyon and the Existing Holders of the Parent Equity Interests.

46. “Class B Common Stock Purchase Price” means $25 million in the form of Cash or, if pursuant to the Purchase and Sale, and Security Agreement between the Company and Lyon Rancho, LLC as the seller (“RMV PSA”), the Company on the Effective Date pays the purchase price for, and the seller delivers to the Company, 100% of the membership interests of the limited liability company that is the owner of the option to purchase the Rancho Mission Viejo Properties, then in the form of a combination of Cash and a credit in the amount of the purchase price paid by the Company for such membership interests (it being understood that no amount will be credited or set off for any unsecured claim of the seller based on the Company’s breach of the RMV PSA).

47. “Class B Securities” means the Class B Common Shares issuable pursuant to the Class B Common Stock Commitment Agreement, the Warrants, and the additional Class B Common Shares issuable upon exercise of the Warrants.

48. “Class B Purchasers” means the purchasers of the Class B Common Shares and the Warrants pursuant to the Class B Common Stock Commitment Agreement

49. “Class C Common Shares” means shares of new Class C Common Stock of Reorganized Parent, to be issued on the Effective Date pursuant to the Rights Offering.

50. “Class D Common Stock” means shares of new Class D Common Stock of Reorganized Parent, to be issued on the Effective Date or otherwise under the Management Incentive Plan.

51. “Collateral” means any property or interest in property of any Debtor’s Estate that is subject to a valid and enforceable Lien to secure a Claim.

52. “Colony Restructuring Term Sheet” means the term sheet attached as Exhibit D to the Colony RSA.

53. “Colony RSA” means the Restructuring Support Agreement dated as of November 4, 2011, by and among DE Lyon, CA Lyon and the Prepetition Agent.

54. “Colony RSA Motion” means a motion to be filed by WLH on the Petition Date seeking, among other things, Bankruptcy Court approval of the Colony RSA and authorizing WLH to assume the Colony RSA Postpetition.

55. “Colony RSA Order” means any order of the Bankruptcy Court granting the relief requested in the Colony RSA Motion, and approving the Colony RSA and authorizing the Debtors to assume the Colony RSA under section 365 of the Bankruptcy Code.

56. “Committee” means any committee of unsecured creditors in the Chapter 11 Cases appointed pursuant to section 1102 of the Bankruptcy Code.

57. “Company” means the Debtors, collectively.

58. “Confirmation Date” means the date on which the clerk of the Bankruptcy Court enters the Confirmation Order on the docket of the Bankruptcy Court.

59. “Confirmation Hearing” means the hearing held by the Bankruptcy Court pursuant to section 1128 of the Bankruptcy Code to consider confirmation of this Plan, as such hearing may be adjourned or continued from time to time.

60. “Confirmation Order” means the order of the Bankruptcy Court both confirming this Plan pursuant to section 1129 of the Bankruptcy Code and approving the Disclosure Statement.

61. “Consummation” means the occurrence of the Effective Date.

62. “DE Lyon” means William Lyon Homes, a Delaware corporation and the sole shareholder of CA Lyon.

63. “DE Lyon Preferred Equity Interests” means the preferred Equity Interests in DE Lyon.

64. “Debtor(s)” means individually, Parent and each of its subsidiaries listed on Plan Schedule 1 hereto, and, collectively, Parent and all of its subsidiaries listed on Plan Schedule 1 hereto, in each case, in their capacities as debtors in the Chapter 11 Cases.

65. “Debtor(s) in Possession” means, individually, each Debtor, as debtor in possession in their Chapter 11 Cases as of the Petition Date and, collectively, all Debtors, as debtors in possession in the Chapter 11 Cases.

66. “DIP Agent” means the administrative agent and collateral agent under the DIP Facility, and any successors thereto.

67. “DIP Facility” means that certain senior secured superpriority post-petition credit facility to be made available to CA Lyon and the other Debtors pursuant to the DIP Secured Loan Agreement and the DIP Orders.

68. “DIP Facility Claim” means any Claim of the DIP Agent, any DIP Lender or any other “DIP Secured Party” (as defined in the DIP Orders) arising from, under or in connection with the DIP Facility (including, without limitation, any and all “Obligations” as defined in the DIP Facility Secured Loan Agreement), the other “Loan Documents” as defined therein and/or the DIP Orders, including in respect of all “DIP Obligations” as defined in the DIP Orders.

69. “DIP Facility Secured Loan Agreement” means that certain Senior Secured Superpriority Debtor-In-Possession Secured Loan Agreement, dated as of December     , 2011 (as may be amended, waived, supplemented, refinanced and as otherwise modified from time to time), among CA Lyon, as borrower, the other Debtors, as guarantors, the DIP Agent, and the DIP Lenders thereto from time to time.

70. “DIP Lenders” means the banks, financial institutions and other parties identified as “Secured Parties” in the DIP Facility Secured Loan Agreement or “DIP Secured Parties” in the DIP Orders from time to time.

71. “DIP Orders” means, collectively, the Interim DIP Order and Final DIP Order.

72. “Disallowed” means any Claim that is not Allowed.

73. “Disclosure Statement” means that certain Disclosure Statement for the Prepackaged Joint Plan of Reorganization for William Lyon Homes, et al. under Chapter 11 of the Bankruptcy Code, as amended, supplemented, or modified from time to time and describes this Plan, including all exhibits and schedules thereto and references therein that relate to this Plan.

74. “Disputed Claim or Equity Interest” means a Claim or Equity Interest, or any portion thereof: (a) that is the subject of an objection or request for estimation filed or is otherwise disputed by any of the Debtors or any other party in interest in accordance with applicable law and which objection has not been withdrawn, resolved, or overruled by a Final Order of the Bankruptcy Court; or (b) that is otherwise disputed by any of the Debtors or any other party in interest in accordance with applicable law, which dispute has not been withdrawn, resolved, or overruled by Final Order.

75. “Distribution Agent” means Reorganized Parent or any party designated by Reorganized Parent to serve as distribution agent under this Plan. For purposes of distributions under this Plan to the Holders of Allowed DIP Facility Claims and Allowed Prepetition Secured Loan Claims, the DIP Agent and the Prepetition Agent, respectively, will be and shall act as the Distribution Agent. For purposes of distributions under this Plan to Holders of Allowed Old Notes Claims, the Prepetition Indenture Trustee shall act as the Distribution Agent, unless the Prepetition Indenture Trustee consents to the direct distribution through the facilities of DTC.

76. “Distribution Record Date” means the date for determining which Holders of Claims are eligible to receive distributions hereunder, as such date shall be fixed by order of the Bankruptcy Court.

77. “D&O Liability Insurance Policies” means all insurance policies for directors and officers’ liability maintained by the Debtors as of the Petition Date.

78. “DTC” means the Depository Trust Company.

79. “Effective Date” means the Business Day that this Plan becomes effective as provided in Article IX hereof.

80. “Eligible Participant” means each Entity that as of the Rights Offering Record Date, is (i) an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act and (ii) holds at least $500,000 in outstanding principal amount of Old Notes as of the Rights Offering Record Date.

81. “Entity” means an “entity” as defined in section 101(15) of the Bankruptcy Code.

82. “Equity Interest” means any Equity Security in any Debtor, including, without limitation, all issued, unissued, authorized or outstanding shares of stock, together with (i) any options, warrants or contractual rights to purchase or acquire any such Equity Securities at any time with respect to such Debtor, and all rights arising with respect thereto and (ii) the rights of any Entity to purchase or demand the issuance of any of the foregoing and shall include: (1) conversion, exchange, voting, participation, and dividend rights; (2) liquidation preferences; (3) options, warrants, and put rights; and (4) stock-appreciation rights.

83. “Equity Security” means an “equity security” as defined in section 101(16) of the Bankruptcy Code.

84. “Estates” means the bankruptcy estates of the Debtors created by virtue of section 541 of the Bankruptcy Code upon the commencement of the Chapter 11 Cases.

85. “Exchange Act” means the Securities Exchange Act of 1934, 15 U.S.C. §§ 78a et seq., as now in effect or hereafter amended, and the rules and regulations promulgated thereunder, and any similar federal, state or local law.

86. “Exculpated Parties” means, collectively: (a) the Debtors; (b) the Reorganized Debtors; (c) the Ad Hoc Noteholders Group and the members thereof in their capacity as such; (d) the DIP Agent; (e) the DIP Lenders; (f) the Prepetition Secured Lenders; (g) the Backstop Investors; (h) the Prepetition Agent; and (i) the Prepetition Indenture Trustee, and the respective Related Persons of each of the foregoing Entities.

87. “Exculpation” means the exculpation provision set forth in Article X.D hereof.

88. “Executory Contract” means a contract to which any Debtor is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

89. “Exhibit” means an exhibit annexed to either this Plan or as an appendix to the Disclosure Statement (as such exhibits are amended, modified or otherwise supplemented from time to time).

90. “File” or “Filed” or “Filing” means file, filed or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

91. “Final DIP Order” means the order approving the DIP Facility on a final basis.

92. “Final Order” means an order of the Bankruptcy Court as to which the time to appeal, petition for certiorari, or move for a new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for a new trial, reargument or rehearing shall then be pending or as to which any right to appeal, petition for certiorari, new trial, reargue, or rehear shall have been waived in writing in form and substance satisfactory to the Debtors or the Reorganized Debtors, or, in the event that an appeal, writ of certiorari, new trial, reargument, or rehearing thereof has been sought, no stay pending appeal has been granted or such order of the Bankruptcy Court shall have been determined by the highest court to which such order was appealed, or certiorari, new trial, reargument or rehearing shall have been denied and the time to take any further appeal, petition for certiorari, or move for a new trial, reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed with respect to such order shall not preclude such order from being a Final Order.

93. “First Lien Security Documents” means the “Security Documents” (as defined in the Prepetition Secured Loan Agreement), and as amended as of the Effective Date, securing the Restructured First Lien Loan Agreement.

94. “General Unsecured Claim” means any Claim against any Debtor that is not a/an: (a) DIP Facility Claim; (b) Administrative Claim; (c) Priority Tax Claim; (d) Secured Tax Claim, (e) Other Priority Claim; (e) Other Secured Claim; (f) Prepetition Secured Loan Agreement Claim; (g) Project Loan Claim; (h) Old Notes Claim; (i) Intercompany Claim; or (j) Equity Interest.

95. “Governmental Unit” means a “governmental unit” as defined in section 101(27) of the Bankruptcy Code.

96. “Holder” means an Entity holding a Claim against, or Equity Interest in, any Debtor and, with respect to the Old Notes Claims, the Beneficial Holder thereof as of the applicable date of determination or any authorized agent of such Entity who has completed and executed a Ballot or on whose behalf a Master Ballot has been completed and executed in accordance with the voting instructions that are attached to the Ballot or Master Ballot, as applicable.

97. “Impaired” means, when used in reference to a Claim or Equity Interest, a Claim or Equity Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

98. “Indemnification Provision” means each of the indemnification provisions currently in place (whether in the bylaws, certificates of incorporation, board resolutions, employment contracts or otherwise) for the current and former directors, officers, employees, attorneys, other professionals and agents of the Debtors who served in such capacity on or any time after the Petition Date.

99. “Indemnified Parties” means, collectively, each Debtor and each of its officers, directors and employees, each in their respective capacities as such and solely to the extent that each such party was serving in such capacity on or any time after the Petition Date.

100. “Initial Distribution Date” means, subject to the “Treatment” sections in Article III hereof, the date that is as soon as reasonably practicable after the Effective Date, when distributions under this Plan shall commence to Holders of Allowed Claims.

101. “Intercompany Claims” means any Claims of a Debtor against any other Debtor.

102. “Interim DIP Order” means the order entered by the Bankruptcy Court approving the DIP Facility on an interim basis.

103. “Intermediary Record Owners” means, as of the applicable date of determination, the banks, brokerage firms, or the agents thereof as the Entity through which the Beneficial Holders hold Old Notes.

104. “Lien” means a “lien” as defined in section 101(37) of the Bankruptcy Code, and, with respect to any asset, includes, without limitation, any mortgage, lien, pledge, charge, security interest or other encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset.

105. “Litigation Claims” means the claims, rights of action, suits or proceedings, whether in law or in equity, whether known or unknown, that any Debtor or Estate may hold against any Entity, including, without limitation, the Causes of Action of the Debtors. A non-exclusive list of the Litigation Claims held by the Debtors as of the Effective Date is attached hereto as Plan Schedule 2 or to be Filed in the Plan Supplement, which shall be deemed to include any derivative actions filed against the Debtors as of the Effective Date. The Debtors will serve Plan Schedule 2 on any Person or Entity added to such schedule.

106. “Local Rules” means the Local Rules of Bankruptcy Practice and Procedure of the United States Bankruptcy Court for the District of Delaware.

107. “Management Incentive Plan” means a post-Effective Date employee Management Incentive Plan to be determined by the New Board providing for the issuance from time to time of shares of the New Common Stock of Parent, including the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

108. “Master Ballots” means the ballot distributed to the Registered Record Owners or Intermediary Record Owners, as applicable, of the Old Notes to record the votes of the Beneficial Holders of the Old Notes as of the Voting Record Date applicable to Old Notes Claims.

109. “Mountain Falls Loan Agreement” means the Amended and Restated Loan Agreement by and between Mountain Falls, LLC and Mountain Falls Golf Course, LLC and Bank of the West.

110. “New Board” means the initial board of directors of Reorganized Parent.

111. “New Capital Stock” means the Class A Common Shares, the Class B Common Shares, the Class C Common Shares, the Class D Common Shares, the Preferred Shares, and, where applicable, the Warrants, all as authorized to be issued pursuant to this Plan and the Amended Organizational Documents.

112. “New Common Stock” means the Class A Common Shares, the Class B Common Shares, the Class C Common Shares, the Class D Common Shares, and, where applicable, the Warrants, all as authorized to be issued pursuant to this Plan and the Amended Organizational Documents.

113. “New Second Lien Notes” means the 12% (8% cash interest) Second Lien Notes due 2017 in the initial aggregate principal amount of $75 million to be issued by CA Lyon pursuant to this Plan.

114. “New Second Lien Notes Collateral Agent” means US Bank, National Association, acting in its capacity as collateral agent for the New Second Lien Notes, and its successors.

115. “New Second Lien Notes Indenture” means the indenture pursuant to which the New Second Lien Notes will be issued on the Effective Date to be Filed in the Plan Supplement.

116. “New Second Lien Notes Indenture Trustee” means US Bank, National Association, in its capacity as indenture trustee under the New Second Lien Notes, and its successors.

117. “New Securities and Documents” means collectively, the Restructured First Lien Loan Agreement, the First Lien Security Documents, the Subscription Rights, the Class A Common Shares, the Class B Common Shares, the Class C Common Shares, the Class D Common Shares, the Preferred Shares, the Warrants, the Registration Agreement, the New Second Lien Notes, the New Second Lien Notes Indenture, the Second Lien Security Documents, the Subordination and Intercreditor Agreement, and any and all other securities, notes, stock, instruments, certificates, and other documents or agreements required to be issued, executed or delivered pursuant to this Plan.

118. “Non-Voting Classes” means, collectively, Classes 1, 2, 3, 5, 6, 8, 9, and 10.

119. “Noteholders RSA” means that certain Restructuring Support Agreement, dated as of November 4, 2011, by and among DE Lyon and CA Lyon, on behalf of themselves and the subsidiaries identified therein, and each of the holders of the Old Notes signatories thereto, attached hereto as Exhibit D.

120. “Noteholders RSA Motion” means a motion, in form and substance reasonably acceptable to the Requisite Noteholders, DE Lyon and CA Lyon that may be filed by the Debtors on the Petition Date seeking Bankruptcy Court approval of the Noteholders RSA and authorizing the Debtors to assume the Noteholders RSA Postpetition.

121. “Noteholders RSA Order” means an order of the Bankruptcy Court granting the relief requested in the Noteholders RSA Motion and approving the Noteholders RSA and authorizing the Debtors to assume the Noteholders RSA Postpetition.

122. “Old Notes” means, collectively, the 7 1/2% Notes, the 10 3/4% Notes and the 7 5/8% Notes.

123. “Old Notes Claim” means all claims (as that term is defined in section 101(5) of the Bankruptcy Code) arising under or relating to (i) the Old Notes and/or the Prepetition Indentures, and (ii) all agreements and instruments relating to the foregoing (including, but not limited to, any guarantees with respect thereto) that remain unpaid and outstanding as of the Effective Date.

124. “Old Notes Restructuring Term Sheet” means the term sheet attached as Exhibit A to the Noteholders RSA.

125. “Ordinary Course Professionals Order” means any Order approving the motion to employ ordinary course professionals to be filed on or after the Petition Date in the Chapter 11 Cases.

126. “Other Secured Claim” means any Secured Claim other than an Administrative Claim, DIP Facility Claim, Secured Tax Claim, Prepetition Secured Loan Agreement Claim or Project Loan Claim.

127. “Parent Equity Interests” means all Equity Interests in DE Lyon other than DE Lyon Preferred Equity Interests.

128. “Person” means a “person” as defined in section 101(41) of the Bankruptcy Code and also includes any natural person, corporation, general or limited partnership, limited liability company, firm, trust, association, government, governmental agency or other Entity, whether acting in an individual, fiduciary or other capacity.

129. “Petition Date” means the date on which the Debtors commence the Chapter 11 Cases.

130. “Plan” means this Prepackaged Joint Plan of Reorganization for William Lyon Homes, et al., dated November 15, 2011, including the Exhibits and Plan Schedules and all supplements, appendices, and schedules thereto, either in its present form or as the same may be altered, amended, modified or otherwise supplemented from time to time.

131. “Plan Schedule” means a schedule annexed to either this Plan or as an appendix to the Disclosure Statement (as amended, modified or otherwise supplemented from time to time).

132. “Plan Supplement” means, collectively, the compilation of documents and forms of documents, and all exhibits, attachments, schedules, agreements, documents and instruments referred to therein, ancillary or otherwise, including, without limitation, the Exhibits and Plan Schedules, all of which are incorporated by reference into, and are an integral part of, this Plan, as all of the same may be amended, modified, replaced and/or supplemented from time to time, which shall be filed with the Bankruptcy Court on or before 10 days prior to the Confirmation Hearing.

133. “Post-Emergence Agent” means ColFin WLH Funding, LLC in its capacity as administrative agent and/or collateral agent under the Restructured First Lien Loan Agreement, and its successors.

134. “Post-Emergence First Lien Lenders” means the “Lenders” as defined in the Restructured First Lien Loan Agreement.

135. “Postpetition” means the time period beginning immediately upon the filing of the Chapter 11 Cases and ending on the Effective Date.

136. “Preferred Shares” means the shares of Convertible Preferred Stock to be issued by Parent to the Rights Offering Purchasers and/or the Backstop Investors pursuant to the Rights Offering, the Backstop Commitment Agreement and this Plan, the terms of which are described in the Certificate of Designation. The Preferred Shares will be convertible on a one-to-one basis to Class C Common Shares.

137. “Prepetition Agent” means ColFin WLH Funding, LLC in its capacity as administrative agent and/or collateral agent under the Prepetition Secured Loan Agreement, and its successors.

138. “Prepetition Guarantors” means DE Lyon, California Equity Funding, Inc., a California corporation, PH-LP Ventures, a California corporation, Duxford Financial, Inc., a California corporation, Sycamore CC, Inc., a California corporation, Presley CMR, Inc., a California corporation, William Lyon Southwest, Inc., an Arizona corporation, PH-Reilly Ventures, a California corporation, HSP, Inc., a California corporation, PH Ventures-San Jose, a California corporation, WLH Enterprises, a California Gen Partnership – formerly The Ranch Golf Club Co., formerly Carmel Mountain Ranch, Lyon Waterfront, LLC, a Delaware limited liability company.

139. “Prepetition Indentures” means, collectively, the 7 1/2 % Senior Notes Indenture, the 10 3/4 % Senior Notes Indenture and the 7 5/8% Senior Notes Indenture, in each case, as amended, waived, supplemented, refinanced and as otherwise modified from time to time) between CA Lyon, as issuer, certain guarantors, and the Prepetition Indenture Trustee.

140. “Prepetition Indenture Trustee” means U.S. Bank National Association, in its capacity as indenture trustee under the Prepetition Indentures, or any successor trustee.

141. “Prepetition Indenture Trustee Fees” means the reasonable fees and reasonable unpaid out-of-pocket costs and expenses incurred by the Prepetition Indenture Trustee through the Effective Date in accordance with the Prepetition Indentures.

142. “Prepetition Secured Loan Claim” means any Claim arising under the Prepetition Secured Loan Agreement and the “Loan Documents” as defined therein.

143. “Prepetition Secured Lenders” means the banks, financial institutions and other parties identified as “Lenders” in the Prepetition Secured Loan Agreement from time to time.

144. “Prepetition Secured Loan Agreement” means CA Lyon’s Secured Term Loan Agreement dated as of October 20, 2009 by and among CA Lyon, as Borrower, the Prepetition Agent, ColFin WLH Funding, LLC, as a Lender and as Lead Arranger, and the other Lenders from time to time party thereto (as amended, waived, supplemented, refinanced and as otherwise modified from time to time).

145. “Prepetition Secured Loans” means “Loans” as such term is defined in the Prepetition Secured Loan Agreement that are outstanding on the Petition Date.

146. “Priority Claim” means any Claim accorded priority in right of payment under section 507(a) of the Bankruptcy Code, other than a Priority Tax Claim or an Administrative Claim.

147. “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

148. “Pro Rata” means the proportion that (a) the Allowed amount of a Claim in a particular Class (or several Classes taken as a whole) bears to (b) the aggregate Allowed amount of all Claims in such Class (or several Classes taken as a whole), unless this Plan provides otherwise.

149. “Professional” means (a) any Entity employed in the Chapter 11 Cases pursuant to section 327, 363 or 1103 of the Bankruptcy Code or otherwise and (b) any Entity seeking compensation or reimbursement of expenses in connection with the Chapter 11 Cases pursuant to section 503(b)(4) of the Bankruptcy Code.

150. “Professional Fee Claim” means a Claim under sections 328, 330(a), 331, 363, 503 or 1103 of the Bankruptcy Code for Accrued Professional Compensation.

151. “Professional Fees Bar Date” means the Business Day that is sixty (60) days after the Effective Date or such other date as approved by order of the Bankruptcy Court.

152. “Project Loan Claims” means Claims arising under the Circle G Loan Agreement, the Mountain Falls Loan Agreement or the San Carlos Loan Agreement.

153. “Proof of Claim” means a proof of Claim or Equity Interest Filed against any Debtor in the Chapter 11 Cases.

154. “Registered Record Owners” means, as of the applicable date of determination, the Holders of Old Notes on the books and records of DTC.

155. “Registration Agreement” means the Registration Agreement, in substantially the form to be Filed in the Plan Supplement.

156. “Reinstated” means, with respect to any Claim, (a) leaving unaltered the legal, equitable, and contractual rights to which a Claim entitles the holder of such Claim in accordance with Section 1124 of the Bankruptcy Code or (b) notwithstanding any contractual provision or applicable law that entitles the holder of such Claim to demand or receive accelerated payment of such Claim after the occurrence of a default: (i) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code or of a kind that section 365(b)(2) of the Bankruptcy Code expressly does not require to be cured; (ii) reinstating the maturity of such Claim as such maturity existed before such default; (iii) compensating the holder of such Claim for any damages incurred as a result of any reasonable reliance by such Holder on such contractual provision or such applicable law; (iv) if such Claim arises from any failure to perform a non-monetary obligation, other than a default arising from failure to operate a non-residential real property lease subject to section 365(b)(1)(A) of the Bankruptcy Code, compensating the Holder of such Claim (other than any Debtor or an insider of any Debtor) for any actual pecuniary loss incurred by such Holder as a result of such failure; and (v) not otherwise altering the legal, equitable, or contractual rights to which such Claim entitles the Holder of such Claim.

157. “Related Persons” means, with respect to any Person, such Person’s predecessors, successors, assigns and present and former Affiliates (whether by operation of law or otherwise) and subsidiaries, and each of their respective current and former officers, directors, principals, employees, shareholders, members (including ex officio members), general partners, limited partners, agents, managers, managing members, financial advisors, attorneys, accountants, investment bankers, investment advisors, consultants, representatives, and other professionals, in each case acting in such capacity on or any time after the Petition Date, and any Person claiming by or through any of them

158. “Release” means the release given by the Releasing Parties to the Released Parties as set forth in Article XI.B hereof.

159. “Released Party” means collectively, each in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the Ad Hoc Noteholders Group and the members thereof; (e) the Prepetition Agent; (f) the Prepetition Secured Lenders; (g) the DIP Agent; (h) the DIP Lenders; (h) the Backstop Investors; (i) the Prepetition Indenture Trustee, and/or (j) the Related Persons of each of (a) through (i) of the foregoing.

160. “Releasing Party” has the meaning set forth in Article X.B hereof.

161. “Reorganized CA Lyon” means CA Lyon, as reorganized pursuant to his Plan on or after the Effective Date.

162. “Reorganized Debtors” means (i) Reorganized Parent and (ii) each other Debtor, as reorganized pursuant to this Plan on or after the Effective Date.

163. “Reorganized Debtors Total Assets” means the total assets of the Reorganized Debtors, calculated on a consolidated basis in accordance with past reporting practices.

164. “Reorganized Parent” means DE Lyon, as reorganized pursuant to this Plan on or after the Effective Date.

165. “Requisite Noteholders” means the Requisite Noteholders, as defined in the Noteholders RSA.

166. “Requisite Holders” means, (a) with respect to the Class A Common Shares, holders of at least 66 2/3% of the Class A Common Shares, (b) with respect to the Class B Common Shares, holders of at least a majority of the Class B Common Shares and (c) with respect to the Class C Common Shares, holders of at least a majority of the Class C Common Shares and the Preferred Shares, voting as a single class.

167. “Requisite Lenders” shall mean Lenders holding more than 50% in principal amount of the Prepetition Secured Loans.

168. “Restructured First Lien Loan Agreement” means that certain secured term loan agreement to be filed in the Plan Supplement, which amends and restates the Prepetition Secured Loan Agreement in accordance with the Colony Restructuring Term Sheet, and other related “Loan Documents” (as defined therein), which will amend and restate the “Loan Documents” (as defined in the Prepetition Secured Loan Agreement), as applicable.

169. “Restructured Project Loan Agreements” means, collectively, the Circle G Loan Agreement and the Mountain Falls Loan Agreement, as restructured or otherwise treated pursuant to the Plan.

170. “Rights Offering” means that certain rights offering of Rights Offering Securities to be offered to the Eligible Participants, the terms of which are set forth in Article V.H of this Plan, to be approved by the Bankruptcy Court in the Rights Offering Approval Order.

171. “Rights Offering Agreement” means the Stock Purchase Agreement by and among DE Lyon and the Rights Offering Purchasers.

172. “Rights Offering Approval Order” means an order pursuant to which the Bankruptcy Court will be requested to approve the Rights Offering.

173. “Rights Offering Documents” means the Rights Offering Subscription Form, Rights Offering Purchase Agreement, the Certificate of Designation and the Registration Agreement.

174. “Rights Offering Purchase Price” means $60 million.

175. “Rights Offering Purchaser” means an Eligible Participant who timely and properly executes and delivers the Subscription Form to the Debtors or other Entity specified in the Subscription Form prior to the expiration of the Subscription Deadline.

176. “Rights Offering Record Date” means the date for determining which Holders of Old Notes Claims are Eligible Participants and shall be such date as designated in the Rights Offering Approval Order.

177. “Rights Offering Securities” means the Preferred Shares and the Class C Common Shares.

178. “San Carlos Loan Agreement” means the Builder Agreement by and between CA Lyon and Irvine Community Development Company LLC dated January 26, 2010.

179. “SEC” means the Securities and Exchange Commission, or any successor agency.

180. “Second Lien Security Documents” means the security agreement, collateral agreement, deeds of trust, mortgages and other documents granting or governing liens securing the New Second Lien Notes.

181. “Secured Claim” means a Claim that is secured by a Lien on property in which any Debtor’s Estate has an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim holder’s interest in such Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code or, in the case of setoff, pursuant to section 553 of the Bankruptcy Code.

182. “Secured Tax Claim” means any Secured Claim which, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code.

183. “Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77c-77aa, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder, and any similar federal, state or local law.

184. “Solicitation” means the solicitation of votes of those parties in Classes 4 and 7 to accept or reject the Plan.

185. “Stamp or Similar Tax” means any stamp tax, recording tax, personal property tax, real estate transfer tax, sales tax, use tax, transaction privilege tax (including, without limitation, such taxes on prime contracting and owner-builder sales), privilege taxes (including, without limitation, privilege taxes on construction contracting with regard to speculative builders and owner builders), and other similar taxes imposed or assessed by any Governmental Unit.

186. “Subordination and Intercreditor Agreement” means the Subordination and Intercreditor Agreement to be entered into as of the Effective Date, by and among CA Lyon,

DE Lyon, the Post-Emergence Agent and the New Second Lien Notes Indenture Collateral Agent and New Second Lien Notes Indenture Trustee to be Filed in the Plan Supplement.

187. “Subscription Commencement Date” means the date on which the Subscription Period commences, which shall be the earliest date reasonably practicable occurring after the Rights Offering Record Date.

188. “Subscription Deadline” means the date on which the Rights Offering shall expire as set forth in the Subscription Form, as specified in the Rights Offering Approval Order.

189. “Subscription Form” means, collectively, that certain subscription form and subscription agreement to be distributed to Eligible Participants pursuant to which each Eligible Participant may exercise their Subscription Rights.

190. “Subscription Notification Date” means a date that is not later than five (5) Business Days following the Subscription Deadline.

191. “Subscription Payment Amount” means, with respect to a particular Rights Offering Purchaser, an amount of Cash equal to the Rights Offering Purchase Price multiplied by such Rights Offering Purchaser’s subscribed for portion of its Pro Rata Share of the Rights Offering Securities.

192. “Subscription Payment Date” means a date that is not later than five (5) Business Days following the applicable Subscription Notification Date (or such later date as approved in writing by the Debtors); provided, however, that such date must occur on or prior to the Effective Date.

193. “Subscription Period” means the time period during which the Eligible Participant may subscribe to purchase the Rights Offering Securities, which period shall commence on the Subscription Commencement Date and expire on the Subscription Deadline.

194. “Subscription Right” means the right of Eligible Participant to participate in the Rights Offering, which right shall be non-Transferable and non-certificated as set forth in Article V.H of this Plan.

195. “Subsequent Distribution” means any distribution of property under this Plan to Holders of Allowed Claims other the initial distribution given on the Initial Distribution Date.

196. “Subsequent Distribution Date” means the date ninety (90) days after the Initial Distribution Date and the date that is each ninety (90) days thereafter.

197. “Subsidiaries” means the Entities listed on Plan Schedule 1 other than DE Lyon.

198. “Transfer” or “Transferable” means, with respect to any security or the right to receive a security or to participate in any offering of any security, including the Rights Offering, (i) the sale, transfer, pledge, hypothecation, encumbrance, assignment, constructive sale, participation in, or other disposition of such security or right or the beneficial ownership thereof, (ii) the offer to make such a sale, transfer, constructive sale, or other disposition, and (iii) each option, agreement, arrangement, or understanding, whether or not in writing and whether or not directly or indirectly, to effect any of the foregoing. The term “constructive sale” for purposes of this definition means (i) a short sale with respect to such security or right,

(ii) entering into or acquiring an offsetting derivative contract with respect to such security or right, (iii) entering into or acquiring a futures or forward contract to deliver such security or right, or (iv) entering into any transaction that has substantially the same effect as any of the foregoing. The term “beneficially owned” or “beneficial ownership” as used in this definition shall include, with respect to any security or right, the beneficial ownership of such security or right by a Person and by any direct or indirect subsidiary of such Person.

199. “Unexpired Lease” means a lease to which any Debtor is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

200. “Unimpaired” means, with respect to a Class of Claims or Equity Interests that is not Parent Equity Interests, a Claim or Equity Interest that is not a Parent Equity Interest that is not impaired within the meaning of section 1124 of the Bankruptcy Code.

201. “Voting Agent” means Kurtzman Carson Consultants LLC and any successor.

202. “Voting Classes” means, collectively, Classes 4 and 9.

203. “Voting Deadline” means December 16, 2011 at 5:00 p.m. prevailing Eastern Time for all Holders of Claims, which is the date and time by which all Ballots must be received by the Voting Agent, or such other date and time as may be established by the Debtors with respect to any Voting Class.

204. “Voting Record Date” means the date for determining which Holders of Claims are entitled to receive the Disclosure Statement and vote to accept or reject this Plan, as applicable, which date is November 10, 2011 for all Holders of Claims.

205. “Warrants” means the Warrants to be issued by Reorganized Parent pursuant to the Class B Common Stock Commitment Agreement, the form of which will be Filed in the Plan Supplement, exercisable for Class B Common Shares initially representing in the aggregate 9.1% of the New Capital Stock of Reorganized Parent on a fully-diluted basis.

ARTICLE II.

ADMINISTRATIVE, DIP FACILITY AND PRIORITY TAX CLAIMS

A.	Administrative Claims

Subject to sub-paragraph (1) below, on the later of the Effective Date or the date on which an Administrative Claim becomes an Allowed Administrative Claim, or, in each such case, as soon as practicable thereafter, each Holder of an Allowed Administrative Claim will receive, in full satisfaction, settlement, discharge and release of, and in exchange for, such Claim either (i) payment in full in Cash for the unpaid portion of such Allowed Administrative Claim; or (ii) such other less favorable treatment as agreed to in writing by the Debtors or Reorganized Debtors, as applicable, and such Holder; provided, however, that Administrative Claims incurred by the Debtors in the ordinary course of business may be paid in the ordinary course of business in the discretion of the Debtors or Reorganized Debtors in accordance with such applicable terms and conditions relating thereto without further notice to or order of the Bankruptcy Court. All statutory fees payable under 28 U.S.C. § 1930(a) shall be paid as such fees become due.

1. Professional Compensation and Reimbursement Claims

Professional Fee Claims. Professionals or other Entities asserting a Professional Fee Claim for services rendered before the Effective Date must File and serve on the Reorganized

Debtors and such other Entities who are designated by the Bankruptcy Rules, the Confirmation Order or other order of the Bankruptcy Court an application for final allowance of such Professional Fee Claim; provided that the Reorganized Debtors will pay Professionals in the ordinary course of business for any work performed after the Effective Date, including those fees and expenses incurred by Professionals in connection with the implementation and consummation of the Plan, in each case without further application or notice to or order of the Bankruptcy Court; provided, further, that any professional who may receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professionals Order may continue to receive such compensation and reimbursement of expenses for services rendered before the Effective Date, without further Bankruptcy Court order, pursuant to the Ordinary Course Professionals Order. Objections to any Professional Fee Claim must be Filed and served on the Reorganized Debtors and the requesting party by the later of (a) 90 days after the Effective Date and (b) 30 days after the Filing of the applicable request for payment of the Professional Fee Claim. Each Holder of an Allowed Professional Fee Claim will be paid by the Reorganized Debtors in Cash within five Business Days of entry of the order approving such Allowed Professional Fee Claim.

Ad Hoc Noteholders Group Fees and Expenses, Secured Lenders’ Fees and Expenses, Backstop Transaction Expenses, Prepetition Indenture Trustee’s Fees and Expenses; and Committee Members’ Fees and Expenses. The fees and expenses incurred by the Ad Hoc Noteholders Group Professionals, the DIP Agent’s and the DIP Lenders’ professionals, the Prepetition Agent’s professionals, the Prepetition Indenture Trustee and his professionals, and the Backstop Investors (pursuant to the terms of the Backstop Commitment Agreement) will be paid in connection with any applicable orders entered by the Bankruptcy Court. Nothing herein shall require such professionals (or the Prepetition Indenture Trustee) to file applications with, or otherwise seek approval of, the Bankruptcy Court as a condition to the payment of such fees and expenses.

B.	DIP Facility Claims

Unless otherwise agreed to by the DIP Lenders, the Allowed DIP Facility Claims will be indefeasibly paid and satisfied in full in Cash on the Effective Date in full satisfaction, settlement, discharge and release of, and in exchange for, such DIP Facility Claims in accordance with any applicable order entered by the Bankruptcy Court. Upon indefeasible payment and satisfaction in full of all Allowed DIP Facility Claims, the DIP Facility Secured Loan Agreement and all “Loan Documents” as defined therein, and all Liens and security interests granted to secure the DIP Facility Claims, will be immediately terminated, extinguished and released, and the DIP Agent will promptly execute and deliver to the Reorganized Debtors, at the Reorganized Debtors’ sole cost and expense, such instruments of termination, release, satisfaction and/or assignment (in recordable form) as may be reasonably requested by the Reorganized Debtors. Notwithstanding the above, any indemnity provisions contained in the DIP Facility Secured Loan Agreement will survive such termination, release and satisfaction in the manner and to the extent set forth therein.

C.	Priority Tax Claims

On or as soon as reasonably practicable after, the later of (i) the Initial Distribution Date if such Priority Tax Claim is an Allowed Priority Tax Claim as of the Effective Date or (ii) the date on which such Priority Tax Claim becomes an Allowed Priority Tax Claim, each Holder of an Allowed Priority Tax Claim due and payable on or prior to the Effective Date will receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Priority Tax Claim, at the election of the Debtors or Reorganized Debtors: (a) Cash in an amount equal to the amount of such Allowed Priority Tax Claim; (b) such other less favorable treatment as agreed to in writing by the Debtors or Reorganized Debtors, as applicable, and such Holder;

provided, however, that such parties may further agree for the payment of such Allowed Priority Tax Claim at a later date; or (c) pursuant to and in accordance with sections 1129(a)(9)(C) and (D) of the Bankruptcy Code, Cash in an aggregate amount of such Allowed Priority Tax Claim payable in regular installment payments over a period ending not more than five years after the Petition Date, plus simple interest at the rate required by applicable law on any outstanding balance from the Effective Date, or such lesser rate as is agreed to in writing by a particular taxing authority and the Debtors or Reorganized Debtors, as applicable, pursuant to section 1129(a)(9)(C) of the Bankruptcy Code. Any installment payments to be made under clause (c) above will be made in equal quarterly Cash payments beginning on the Subsequent Distribution Date, and continuing on each Subsequent Distribution Date thereafter until payment in full of the applicable Allowed Priority Tax Claim. Payment of statutory fees due pursuant to 28 U.S.C. § 1930(a)(6) will be made at all appropriate times until the entry of a final decree or order converting or dismissing the Chapter 11 Cases provided, however, that the Debtors may prepay any or all such Claims at any time, without premium or penalty.

ARTICLE III.

CLASSIFICATION AND TREATMENT OF

CLASSIFIED CLAIMS AND EQUITY INTERESTS

A.	Summary

All Claims and Equity Interests, except Administrative Claims, DIP Facility Claims and Priority Tax Claims, are placed in the Classes set forth below. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, DIP Facility Claims and Priority Tax Claims have not been classified as described in Article III.B of the Plan.

The categories of Claims and Equity Interests listed below classify Claims and Equity Interests for all purposes, including, without limitation, voting, confirmation and distribution pursuant to the Plan and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. The Plan deems a Claim or Equity Interest to be classified in a particular Class only to the extent that the Claim or Equity Interest qualifies within the description of that Class and will be deemed classified in a different Class to the extent that any remainder of such Claim or Equity Interest qualifies within the description of such different Class. A Claim or Equity Interest is in a particular Class only to the extent that any such Claim or Equity Interest is Allowed in that Class and has not been paid, released or otherwise settled prior to the Effective Date.

Summary of Classification and Treatment of Classified Claims and Equity Interests

Class	Claim	Status	Voting Rights
1	Priority Claims	Unimpaired	Deemed to Accept

2	Other Secured Claims	Unimpaired	Deemed to Accept

3	Secured Tax Claims	Unimpaired	Deemed to Accept

4	Prepetition Secured Loan Agreement Claims	Impaired	Entitled to Vote

5	Project Loan Claims	Unimpaired	Deemed to Accept

6	General Unsecured Claims	Unimpaired	Deemed to Accept

7	Old Notes Claims	Impaired	Entitled to Vote

8	Intercompany Claims	Unimpaired	Deemed to Accept

Class	Claim	Status	Voting Rights
9	Parent Equity Interests	Impaired	Deemed to Reject

10	Equity Interests in Subsidiaries	Unimpaired	Deemed to Accept

B.	Classification and Treatment of Claims and Equity Interests

1. Class 1 - Priority Claims

•	Classification: Class 1 consists of the Priority Claims.

•

Treatment: The legal, equitable and contractual rights of the Holders of Class 1 Claims are unaltered by the Plan. With respect to each Class 1 Claim that becomes due and payable prior to the Effective Date, on or as soon as reasonably practicable after the later of (i) the Initial Distribution Date if such Class 1 Claim is an Allowed Class 1 Claim on the Effective Date or (ii) the date on which such Class 1 Claim becomes an Allowed Class 1 Claim, each Holder of an Allowed Class 1 Claim will receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Class 1 Claim, at the election of the Debtors or Reorganized Debtors: (A) Cash equal to the amount of such Allowed Class 1 Claim; (B) such other less favorable treatment as to which the Debtors or Reorganized Debtors and the Holder of such Allowed Class 1 Claim will have agreed upon in writing; or (C) such other treatment such that it will not be impaired pursuant to section 1124 of the Bankruptcy Code.

•

Voting: Class 1 is an Unimpaired Class, and the Holders of Class 1 Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class 1 Claims will not be entitled to vote to accept or reject the Plan.

2. Class 2 - Other Secured Claims

•

Classification: Each Class 2 Claim is an Other Secured Claim against the applicable Debtors. With respect to each applicable Debtors this Class will be further divided into subclasses designated by letters of the alphabet (Class 2A, Class 2B and so on), so that each holder of any Other Secured Claim against such Debtor is in a Class by itself, except to the extent that there are Other Secured Claims that are substantially similar to each other and may be included within a single Class, and except for a precautionary class of otherwise unclassified Other Secured Claims.

•

Treatment: The legal, equitable and contractual rights of the Holders of Class 2 Claims are unaltered by the Plan. With respect to each Class 2 Claim that becomes due and payable prior to the Effective Date, on or as soon as reasonably practicable after the later of (i) the Initial Distribution Date if such Class 2 Claim is an Allowed Class 2 Claim on the Effective Date or (ii) the date on which such Class 2 Claim becomes an Allowed Class 2 Claim, each Holder of an Allowed Class 2 Claim will receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Class 2 Claim, at the election of the Debtors or Reorganized Debtors: (A) Cash equal to the amount of such Allowed Class 2 Claim; (B) such other less favorable treatment as to which the Debtors or Reorganized Debtors and the Holder of such Allowed Class 2 Claim will have agreed upon in writing; (C) any defaults shall be cured and shall be paid or satisfied in accordance with and pursuant to the terms of the applicable agreement between the Debtors and the Holder of the Allowed Class 2 Claim; or (D) such other treatment such that it will not be impaired pursuant to section 1124 of the Bankruptcy Code. Each Holder of an Allowed Other Secured Claim will retain the Liens securing its Allowed Other Secured Claim as of the Effective Date until full and final payment of such Allowed Other Secured Claim is made as provided herein. On the full payment or other satisfaction of such obligations, the Liens securing such Allowed Other Secured Claim will be deemed released, terminated and extinguished, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity.

•

Voting: Class 2 is an Unimpaired Class, and the Holders of Class 2 Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class 2 Claims will not be entitled to vote to accept or reject the Plan.

3. Class 3 - Secured Tax Claims

•

Classification: Each Class 3 Claim is a Secured Tax Claim against the applicable Debtors. With respect to each applicable Debtor, this Class will be further divided into subclasses designated by letters of the alphabet (Class 3A, Class 3B and so on), so that each holder of any Secured Tax Claim against such Debtor is in a Class by itself, except to the extent that there are Secured Tax Claims that are substantially similar to each other and may be included within a single Class, and except for a precautionary class of otherwise unclassified Secured Tax Claims.

•

Treatment: The legal, equitable and contractual rights of the Holders of Class 3 Claims are unaltered by the Plan. On or as soon as reasonably practicable after the later of (i) the Initial Distribution Date if such Class 3 Claim is an Allowed Class 3 Claim as of the Effective Date or (ii) the date on which such Class 3 Claim becomes an Allowed Class 3 Claim, each Holder of an Allowed Class 3 Claim will receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Class 3 Claim, at the election of the Debtors or Reorganized Debtors: (a) Cash in an amount equal to the amount of such Allowed Class 3 Claim; (b) such other less favorable treatment as agreed to in writing by the Debtors or Reorganized Debtors, as applicable, and such Holder; provided, however, that such parties may further agree for the payment of such Allowed Class 3 Claim at a later date; or (c) pursuant to and in accordance with sections 1129(a)(9)(C) and (D) of the Bankruptcy Code, Cash in an aggregate amount of such Allowed Class 3 Claim payable in regular installment payments over a period ending not more than five years after the Petition Date, plus simple interest at the rate required by applicable law on any outstanding balance from the Effective Date, or such lesser rate as is agreed to in writing by a particular taxing authority and the Debtors or Reorganized Debtors, as applicable, pursuant to section 1129(a)(9)(C) of the Bankruptcy Code; provided, further, that Class 3 Claims incurred by the Debtors in the ordinary course of business may be paid in the ordinary course of business in accordance with such applicable terms and conditions relating thereto in the discretion of the Debtors or Reorganized Debtors without further notice to or order of the Bankruptcy Court. Each Holder of an Allowed Class 3 Claim will retain the Liens securing its Allowed Class 3 Claim as of the Effective Date until full and final payment of such Allowed Class 3 Claim is made as provided herein. On the full payment or other satisfaction of such obligations, the Liens securing such Allowed Class 3 Claim will be deemed released, terminated and extinguished, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity. Any installment payments to be made under clause (c) above will be made in equal quarterly Cash payments beginning on the first Subsequent Distribution Date following the Effective Date, and continuing on each Subsequent Distribution Date thereafter until payment in full of the applicable Allowed Secured Tax Claim.

•

Voting: Class 3 is an Unimpaired Class, and the Holders of Class 3 Claims will be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 3 Claims will not be entitled to vote to accept or reject the Plan.

4. Class 4 - Prepetition Secured Loan Agreement Claims

•	Classification: Class 4 consists of the Prepetition Secured Loan Agreement Claims.

•	Allowance: On the Effective Date, the Prepetition Secured Loan Agreement Claims will be deemed Allowed in an aggregate amount equal to $235 million.

•

Treatment: On the Effective Date, the Prepetition Secured Loan Agreement will, subject to satisfaction or waiver of the conditions precedent set forth in the Restructured First Lien Loan Agreement, be amended and restated by the Restructured First Lien Loan Agreement, “Loan Documents” as defined in the Prepetition Secured Loan Agreement will, as applicable, be amended and restated by the “Loan Documents” as defined in the Restructured

First Lien Loan Agreement, and certain “Security Documents” (as defined in the Prepetition Secured Loan Agreement) will be amended, supplemented or otherwise modified and will constitute and become “Security Documents” (as defined in the Restructured First Lien Loan Agreement), and will secure all the obligations under the Restructured First Lien Loan Agreement and the other “Loan Documents” (as defined in the Restructured First Lien Loan Agreement). On the Effective Date, each Holder of an Allowed Prepetition Secured Loan Agreement Claim shall be a “Lender” under the Restructured First Lien Loan Agreement with all of the rights set forth therein, in full satisfaction, settlement, discharge and release of, and in exchange for, such Claim.

•	Voting: Class 4 is Impaired, and Holders of Class 4 Claims are entitled to vote to accept or reject the Plan.

5. Class 5 – Project Loan Agreements

•

Classification: Each Class 5 Claim is an Project Loan Claim against the applicable Debtors. With respect to each applicable Debtors this Class will be further divided into subclasses designated by letters of the alphabet (Class 5A, Class 5B and so on), so that each holder of any Project Loan Claim against such Debtor is in a Class by itself.

•

Treatment: The legal, equitable and contractual rights of the Holders of Class 5 Claims are unaltered by the Plan. On or as soon as reasonably practicable after the later of (i) the Initial Distribution Date if such Class 5 Claim is an Allowed Class 5 Claim on the Effective Date or (ii) the date on which such Class 5 Claim becomes an Allowed Class 5 Claim, each Holder of an Allowed Class 5 Claim will receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Class 5 Claim, at the election of the Debtors or Reorganized Debtors: (A) Cash equal to the amount of such Allowed Class 5 Claim; (B) such other less favorable treatment as to which the Debtors or Reorganized Debtors and the Holder of such Allowed Class 5 Claim will have agreed upon in writing; (C) any defaults shall be cured or otherwise satisfied shall be paid in accordance with and pursuant to the terms of the applicable agreement between the Debtors and the Holder of the Allowed Class 5 Claim; or (D) such other treatment such that it will not be impaired pursuant to section 1124 of the Bankruptcy Code. Each Holder of an Allowed Project Loan Claim will retain the Liens securing its Allowed Project Loan Claim as of the Effective Date until full and final payment of such Allowed Project Loan Claim is made as provided herein. On the full payment or other satisfaction of such obligations, the Liens securing such Allowed Project Loan Claim will be deemed released, terminated and extinguished, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity.

•

Voting: Class 5 is an Unimpaired Class, and the Holders of Class 5 Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class 5 Claims will not be entitled to vote to accept or reject the Plan.

6. Class 6 - General Unsecured Claims

•	Classification: Class 6 consists of the General Unsecured Claims.

•

Treatment: With respect to each Class 6 Claim that becomes due and payable prior to the Effective Date, on or as soon as reasonably practicable after the Effective Date, solely to the extent that any of the legal, equitable and contractual rights in respect of any Class 6 Claim under applicable non-bankruptcy law, each Allowed Class 6 Claim will be, at the Debtors’ option: (i) Reinstated, and paid, subject to the terms and conditions thereof, in Cash on the later to occur of the Effective Date or when such Claims become due in the ordinary course of the Debtors’ business operations; or (ii) otherwise rendered not impaired pursuant to section 1124 of the Bankruptcy Code, including with respect to payment on the Effective Date or as soon as practicable thereafter, except to the extent that the Reorganized Debtors and such Holder agree to other less favorable treatment in writing.

•

Voting: Class 6 is an Unimpaired Class, and the Holders of Class 6 Claims will be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, Therefore, Holders of Class 6 Claims are not entitled to vote to accept or reject the Plan.

7. Class 7 - Old Notes Claims

•	Classification: Class 7 consists of the Old Notes Claims.

•

Allowance: Notwithstanding any provisions of Article VIII to the contrary, the Old Notes Claims will be deemed Allowed, without offset, counterclaim or defense of any kind, in the aggregate approximate amount of $299,541,611.62.

•

Treatment: Treatment: On the Effective Date, the Distribution Agent will receive for and on behalf of each and every Holder of an Allowed Old Notes Claim, in full satisfaction, settlement, discharge and release of, and in exchange for, such Claim, $75 million in initial principal amount of New Second Lien Notes of CA Lyon and Class A Common Shares representing initially in the aggregate 28.5% of the New Capital Stock of Reorganized Parent. Notwithstanding any provisions in Article VII to the contrary, unless the Prepetition Indenture Trustee consents to the direct distribution via DTC, the Distribution Agent will promptly distribute the New Second Lien Notes and the Class A Common Shares to the Prepetition Indenture Trustee. For the avoidance of doubt, the Debtors will take all reasonable steps to ensure that all New Second Lien Notes and Class A Common Shares will be in a form that is DTC eligible. Notwithstanding any provision in the Plan to the contrary, the distribution on account of Allowed Old Notes Claims will not be dependent on the surrender or cancellation of the Old Notes. The Prepetition Indenture Trustee will send such notices and take such other actions as are reasonably requested by the Debtors to effect the cancellation of the Old Notes held by Cede & Co.

•	Voting: Class 7 is Impaired, and Holders of Class 7 Claims are entitled to vote to accept or reject the Plan.

8. Class 8 - Intercompany Claims

•	Classification: Class 8 consists of the Intercompany Claims.

•	Treatment: On the Effective Date, all Class 8 Intercompany Claims will be Reinstated.

•

Voting: Class 8 is an Unimpaired Class, and the Holders of Class 8 Claims will be conclusively deemed to have accepted the Plan. Therefore, Holders of Class 8 Claims will not be entitled to vote to accept or reject the Plan.

9. Class 9 - Parent Equity Interests

•	Classification: Class 9 consists of the Parent Equity Interests.

•

Treatment: On the Effective Date, all Class 9 Parent Equity Interests will be deemed canceled and will be of no further force and effect, whether surrendered for cancellation or otherwise. Holders of Class 9 Parent Equity Interests will not receive any distribution on account of their Parent Equity Interests.

•	Voting: Class 9 is Impaired, and the Holders of Class 9 Equity Interests are deemed to reject the Plan.

10. Class 10 - Equity Interests in Subsidiaries

•	Classification: Class 10 consists of the Equity Interests in the Subsidiaries.

•	Treatment: On the Effective Date, Reorganized Parent or CA Lyon, as applicable, will own 100% of the Equity Interests in the Subsidiaries.

•

Voting: Class 10 is an Unimpaired Class, and the Holders of Class 10 Equity Interests will be conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 10 Equity Interests are not entitled to vote to accept or reject the Plan.

C.	Special Provision Governing Unimpaired Claims

Except as otherwise provided in the Plan, nothing under the Plan will affect the Debtors’ rights in respect of any Unimpaired Claims, including, without limitation, all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claims, including the right to cure any arrears or defaults that may exist with respect to contracts to be assumed under the Plan.

D.	Discharge of Claims

Except as otherwise provided in the Plan and effective as of the Effective Date: (i) the rights afforded herein and the treatment of all Claims and Equity Interests will be in exchange for and in complete satisfaction, settlement, discharge, and release of all Claims and Equity Interests of any nature whatsoever, including (except in the case of postpetition interest comprising part of the Prepetition Secured Loan Agreement Claim or the DIP Facility Claim) any interest accrued on such Claims from and after the Petition Date, against the Debtors or any of their assets, property, or Estates; (ii) the Plan will bind all Holders of Claims and Equity Interests, notwithstanding whether any such Holders abstained from voting to accept or reject the Plan or voted to reject the Plan; (iii) all Claims and Equity Interests will be satisfied, discharged, and released in full, and the Debtors’ liability with respect thereto will be extinguished completely, including any liability of the kind specified under section 502(g) of the Bankruptcy Code; and (iv) all Entities will be precluded from asserting against the Debtors, the Debtors’ Estates, the Reorganized Debtors, each of their successors and assigns, and each of their assets and properties, any other Claims or Equity Interests based upon any documents, instruments or any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date.

ARTICLE IV.

ACCEPTANCE OR REJECTION OF THE PLAN

A.	Presumed Acceptance of Plan

Classes 1, 2, 3, 5, 6, 8, and 10 are Unimpaired under the Plan, and are, therefore, presumed to have accepted the Plan pursuant to section 1126 of the Bankruptcy Code.

B.	Presumed Rejection of Plan

Class 9 is Impaired and Holders of Parent Equity Interests shall receive no distribution under the Plan on account of the Parent Equity Interests and are, therefore, deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.

C.	Voting Classes

Each Holder of an Allowed Claim as of the applicable Voting Record Date in each of the Voting Classes (Classes 4 and 7) will be entitled to vote to accept or reject the Plan.

D.	Acceptance by Impaired Classes of Claims

Pursuant to section 1126(c) of the Bankruptcy Code and except as otherwise provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims has accepted the Plan if the Holders of at least two-thirds in dollar amount and more than one-half in number of the Allowed Claims in such Class actually voting have voted to accept the Plan.

E.	Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code

The Debtors request confirmation of the Plan under section 1129(b) of the Bankruptcy Code with respect to any Impaired Class that does not accept the Plan pursuant to section 1126 of the Bankruptcy Code. The Debtors (subject to any consents that may be required under the Colony RSA, the Noteholders RSA, or the Backstop Commitment Agreement) reserve the right to modify the Plan or any Exhibit thereto or Plan Schedule in order to satisfy the requirements of section 1129(b) of the Bankruptcy Code, if necessary.

ARTICLE V.

MEANS FOR IMPLEMENTATION OF THE PLAN

A.	General Settlement of Claims

Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan will constitute a good faith compromise and settlement of all Claims and Equity Interests and controversies resolved pursuant to the Plan.

B.	Corporate Existence

The Debtors will continue to exist after the Effective Date as a separate legal entities, with all the powers of corporations, limited liability companies, memberships and partnerships pursuant to the applicable law in their states of incorporation or organization and pursuant to the Amended Organizational Documents.

C.	Vesting of Assets in the Reorganized Debtors

Except as otherwise provided in the Plan or the Confirmation Order, on or after the Effective Date, all property and assets of the Estates (including, without limitation, Causes of Action and, unless otherwise waived or released pursuant to an order of the Bankruptcy Court or the Plan, Avoidance Actions) and any property and assets acquired by the Debtors pursuant to the Plan will vest in the Reorganized Debtors, free and clear of all Liens, Claims, charges or other encumbrances except for the Liens of the Prepetition Indenture Trustee on distributions to Holders of Class 7 Claims as provided in the Prepetition Indentures. Except as may be otherwise provided in the Plan, on and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire or dispose of property and compromise or settle any Claims without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and the Confirmation Order. Without limiting the foregoing, the Reorganized Debtors will pay the charges that they incur after the Effective Date for Professionals’ fees, disbursements, expenses or related support services (including reasonable fees relating to the preparation of Professional fee applications) in the ordinary course of business and without application or notice to, or order of, the Bankruptcy Court.

D.	Restructured First Lien Loan Agreement and Sources of Cash for Plan Distributions

On the Effective Date, the applicable Reorganized Debtors will be authorized to execute and deliver the Restructured First Lien Loan Agreement and the related “Loan Documents,” as defined therein, and will be authorized to execute, deliver, file, record and issue any other notes, guarantees, deeds of trust, documents (including UCC financing statements), amendments to the foregoing, or agreements in connection therewith, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity (other than expressly required by the Restructured First Lien Loan Agreement).

Except as otherwise provided in the Plan or the Confirmation Order, all Cash necessary for the Reorganized Debtors to make payments required pursuant to the Plan will be obtained from the Reorganized Debtors’ Cash balances, including Cash from operations, the Rights Offering Purchase Price and the Class B Common Stock Purchase Price. Cash payments to be made pursuant to the Plan will be made by the Reorganized Debtors.

E.	New Second Lien Notes and Class A Common Shares Issued Under the Plan

On the Effective Date, the applicable Reorganized Debtors will be authorized to execute and deliver the Restructured New Second Lien Notes Indenture and the related “Note Documents,” as defined therein, and will be authorized to execute, deliver, file, record and issue any other notes, guarantees, deeds of trust, documents (including UCC financing statements), or agreements in connection therewith, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity (other than expressly required by the Restructured First Lien Loan Agreement).

On the Effective Date, Reorganized Parent will contribute the Class A Common Shares to Reorganized CA Lyon, and Reorganized CA Lyon will distribute the Class A Common Shares to Holders of Allowed Old Notes Claims pursuant to the terms set forth in the Plan and herein.

F.	New Class B Common Shares and Warrants Issued Under the Plan

On the Effective Date, Reorganized Parent will issue Class B Common Shares and Warrants to Class B Purchasers, pursuant to the terms set forth herein.

G.	Rights Offering

1. Issuance of Subscription Rights.

On the Petition Date, the Debtors expect to file a motion seeking Bankruptcy Court approval of the Rights Offering. Approval of the procedures governing the Rights Offering (which are summarized below) are subject to entry of an order by the Bankruptcy Court. Each Eligible Participant will receive Subscription Rights to subscribe for its Pro Rata Share of the Rights Offering Securities for an aggregate purchase price in Cash equal to the Rights Offering Purchase Price. In accordance with the terms and conditions of the Backstop Commitment Agreement, the Backstop Investors have committed to purchase all Remaining Rights Offering Securities. The Rights Offering Securities, including the Remaining Rights Offering Securities, will be issued to the Eligible Participants (including the Backstop Investors), for the Rights Offering Purchase Price. The Preferred Shares will be subject to the terms of the Certificate of Designation. On the Effective Date, Reorganized Parent will be authorized to enter into and consummate the transactions contemplated by the Amended Organizational Documents, including the Certificate of Designation, and such Amended Organizational Documents, and the Rights Offering Securities, will become effective and binding in accordance with their respective terms and conditions upon the parties thereto, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity (other than as expressly required by the Amended Organizational Documents).

2. Subscription Period.

The Rights Offering will commence on the Subscription Commencement Date and expire on the Subscription Deadline. Each Eligible Participant that wishes to participate in the Rights Offering will be required to affirmatively elect to exercise its Subscription Rights, and provide written notice thereof to the Entities specified in the Subscription Form, on or prior to the Subscription Deadline in accordance with the terms of the Plan and the Subscription Form. All Remaining Rights Offering Securities will be allocated to the Backstop Investors on the Subscription Deadline, and will be purchased by the Backstop Investors on the Effective Date, all in accordance with the terms and conditions of the Backstop Commitment Agreement.

3. Exercise of Subscription Rights and Payment of Rights Offering Purchase Price.

On the Subscription Commencement Date, the Distribution Agent will mail the Subscription Form to each Eligible Participant known as of the Rights Offering Record Date, together with appropriate instructions for the proper completion, due execution, and timely delivery of the Subscription Form, as well as instructions for the payment of the eventual Rights Offering Purchase Price for that portion of the Subscription Rights sought to be exercised by such Person. The Debtors may adopt such additional detailed procedures consistent with the provisions of the Plan as the Debtors may deem necessary to effectuate, or desirable to more efficiently administer the exercise of the Subscription Rights and ascertain payment of the Rights Offering Purchase Price, to the extent authorized by the Bankruptcy Court.

4. No Assignment; No Revocation.

The Subscription Rights will not be assignable, and cannot be assigned by the Eligible Participants. Any assignment, or attempted assignment, will be null and void. Once an Eligible Participant has exercised any of its Subscription Rights by properly executing and delivering the Subscription Form to the Debtors or other Entity specified in the Subscription Form, such exercise may only be revoked, rescinded or annulled in the sole discretion of the Debtors or Reorganized Debtors.

5. Distribution of Rights Offering Securities.

On, or as soon as reasonably practicable after, the Effective Date, Reorganized Parent or another applicable Distribution Agent will distribute the Rights Offering Securities purchased by each Rights Offering Purchaser or Backstop Investor to such Rights Offering Purchaser or Backstop Investor.

6. Validity of Exercise of Subscription Rights.

All questions concerning the timeliness, validity, form, and eligibility of any exercise, or purported exercise, of Subscription Rights will be determined by the Debtors or Reorganized Debtors. The Debtors, in their discretion reasonably exercised in good faith, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such times as they may determine, or reject the purported exercise of any Subscription Rights. A Subscription Form will be deemed not to have been received or accepted until all irregularities have been waived or cured within such time as the Debtors determine in their discretion reasonably exercised in good faith. The Debtors will use commercially reasonable efforts to give written notice to any Eligible Participant regarding any defect or irregularity in connection with any purported exercise of Subscription Rights by such Person and may permit such defect or irregularity to be cured within such time as they may determine in good faith to be appropriate; provided, however, that neither the Debtors and Reorganized Debtors nor any of their Related

Persons will incur any liability for giving, or failing to give, such notification and opportunity to cure.

7. Rights Offering Proceeds.

The proceeds of the Rights Offering will fund Cash payments required to be made under the Plan, including, without limitation, payments in respect of Allowed Claims, Chapter 11 Transaction Expenses and repayment of the DIP Facility Claims, and be used for general corporate purposes by the Debtors to the extent approved by the Bankruptcy Court in the First Day Motions or otherwise, and by the Reorganized Debtors after the Effective Date.

8. Registration Agreement.

On the Effective Date, Reorganized Parent will be authorized to enter into and consummate the transactions contemplated by the Registration Agreement and such documents, and any agreement or document entered into in connection therewith, will become effective and binding in accordance with their respective terms and conditions upon the parties thereto, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity (other than as expressly required by the Registration Agreement).

H.	Management Incentive Plan

Following the Effective Date, Reorganized Parent will adopt and implement the Management Incentive Plan, which would, subject to certain terms and conditions, provide for, the issuance of up to 8% of the New Capital Stock of the Reorganized Parent to key executives of the Company, with the first 4% subject to a split of 50% in the form of restricted Class D Common Shares and 50% in the form of stock options to purchase additional Class D Common Shares to be issued on the Effective Date, and the remaining 4% to be issued at the discretion of the New Board.

I.	Issuance of New Securities and Related Documentation

On the Effective Date, each of Reorganized DE Lyon and Reorganized CA Lyon will be authorized to and will issue, the applicable New Securities and Documents, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity. The issuance, distribution and exercise of the Subscription Rights, the issuance and distribution of the Class C Common Shares, the issuance and distribution of the Preferred Shares, the issuance and distribution of Class C Common Shares upon conversion of the Preferred Shares, the issuance and distribution of the Class B Common Shares, the issuance and distribution of the Warrants, and the issuance and distribution of Class B Common Shares upon exercise of the Warrants will be exempt from registration under applicable securities laws, pursuant to section 4(2) of the Securities Act and/or other applicable exemptions. The Rights Offering and issuance of the Rights Offering Securities, the Class B Common Shares, the Warrants, and the additional Class B Common Shares issuable upon exercise of the Warrants are not being made pursuant to section 1145(a) of the Bankruptcy Code and are not on account of the Claims and/or Equity Interests. The Class A Common Shares and the New Second Lien Notes will be issued in reliance on the exemption from registration provided by Section 1145(a) of the Bankruptcy Code. Without limiting the effect of section 1145 of the Bankruptcy Code, all financing documents, agreements, and instruments entered into and delivered on or as of the Effective Date contemplated by or in furtherance of the Plan, including, without limitation, the Restructured First Lien Loan Agreement, the Restructured Project Loan Agreements, the New Second Lien Notes Indenture, the New Second Lien Notes, the Preferred Shares, the New Common Stock, the Registration

Agreement and any other agreement or document related to or entered into in connection with any of the foregoing, will become, and the Backstop Commitment Agreement and the Class B Common Stock Purchase Commitment will remain, effective and binding in accordance with their respective terms and conditions upon the parties thereto, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity (other than as expressly required by such applicable agreement). The aggregate number of shares of New Capital Stock of Reorganized Parent to be authorized on the Effective Date will be 157,200,000 shares consisting of (a) 44,793,255 Class A Common Shares, (b) 31,464,548 Class B Common Shares, (c) 16,110,366 Class C Common Shares, and (d) 64,831,831 Preferred Shares (exclusive of dilutive impact associated with the Management Incentive Plan)

Upon the Effective Date, after giving effect to the transactions contemplated hereby, the authorized capital stock or other equity securities of the Reorganized Debtors will be that number of shares of New Capital Stock as may be designated in the Amended Organizational Documents. Without limiting the effect of section 1145 of the Bankruptcy Code, on the Effective Date, Reorganized Parent will enter into the Registration Agreement with each holder of Class B Common Shares, Preferred Shares and Class C Common Shares, and each other Person (a) who by virtue of the issuance by Parent to such Person on the Effective Date of the New Capital Stock and/or its relationship with Parent (i) holds shares of New Capital Stock or New Second Lien Notes that are “restricted” (as such term is used within the meaning of the applicable securities laws) because acquired in a private placement under section 4(2) of the Securities Act, or (ii) could otherwise reasonably be deemed to be an “underwriter” or “affiliate” (as such terms are used within the meaning of applicable securities laws) of Parent, and (b) who requests in writing that Parent execute such agreement. In connection with the distribution of New Second Lien Notes or New Capital Stock to current or former employees of the Debtors, Parent may take whatever actions are necessary to comply with applicable federal, state, local and international tax withholding obligations, including withholding from distributions a portion of the New Capital Stock and selling such securities to satisfy tax withholding obligations including, without limitation, income, social security and Medicare taxes.

J.	Substantive Consolidation for Plan Purposes

The Plan serves as a motion by the Debtors seeking entry, pursuant to section 105 of the Bankruptcy Code, of an order authorizing, on the Effective Date, the substantive consolidation of the Estates of all of the Debtors for purposes of classifying and treating all Claims under the Plan, including for voting, confirmation, and distribution purposes only. Substantive consolidation will not (i) alter the state of incorporation of any Debtor for purposes of determining applicable law of any of the Causes of Action, (ii) alter or impair the legal and equitable rights of the Debtors to enforce any of the Causes of Action, or (iii) otherwise impair, release, discharge, extinguish or affect any of the Causes of Action or issues raised as a part thereof.

If substantive consolidation is ordered, then on and after the Effective Date, all Assets and liabilities of the Debtors shall be treated as though they were merged into a single estate for purposes of treatment of and distributions on Claims. All duplicative Claims (identical in both amount and subject matter) Filed against more than one of the Debtors shall automatically be expunged so that only one Claim survives against the consolidated Debtors. All guarantees by any Debtor of the obligations of any other Debtor shall be eliminated so that any Claim and any guarantee thereof by any other Debtor, as well as any joint and/or several liability of any Debtor with respect to any other Debtor, shall be treated as one collective obligation of the Debtors. Any alleged defaults under any applicable agreement with the Debtors arising from substantive consolidation under this Plan shall be deemed cured as of the Effective Date.

K.	Release of Liens, Claims and Equity Interests

Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan, all Liens, Claims, Equity Interests, mortgages, deeds of trust, or other security interests against the property of the Estates will be fully released, terminated, extinguished and discharged, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity except for the Liens of the Prepetition Indenture Trustee on distributions to holders of Class 7 claims as provided in the Prepetition Indentures. Any Entity holding such Liens or Interests will, pursuant to section 1142 of the Bankruptcy Code, promptly execute and deliver to the Reorganized Debtors such instruments of termination, release, satisfaction and/or assignment (in recordable form) as may be reasonably requested by the Reorganized Debtors.

L.	Certificate of Incorporation and Bylaws

The Amended Organizational Documents shall amend or succeed the certificates or articles of incorporation, by-laws, membership agreements, partnership agreements and other organizational documents of the Debtors to satisfy the provisions of the Plan and the Bankruptcy Code, and will (i) include, among other things, pursuant to section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities, but only to the extent required by section 1123(a)(6) of the Bankruptcy Code; (ii) authorize the issuance of New Capital Stock in an amount not less than the amount necessary to permit the distributions thereof required or contemplated by the Plan; (iii) to the extent necessary or appropriate, include restrictions on the Transfer of New Capital Stock; and (iv) to the extent necessary or appropriate, include such provisions as may be needed to effectuate and consummate the Plan and the transactions contemplated herein. After the Effective Date, the Reorganized Debtors may amend and restate their certificates or articles of incorporation and by-laws, and other applicable organizational documents, as permitted by applicable law.

M.	Directors and Officers of Reorganized Parent

The New Board will initially be comprised of up to seven (7) directors, who will initially be appointed as follows: (i) one director appointed by the Requisite Holders of the Class A Common Shares, (ii) two directors, including the Chairman of the Board, appointed by the Requisite Holders of the Class B Common Shares, (iii) two directors appointed by the Requisite Holders of the Class C Common Shares and Preferred Shares voting as a class, and (iv) initially, two incumbent independent directors who are satisfactory to the holders of (a) 66 2/3% of the Class A Common Shares, (b) a majority of the Class B Common Shares and (c) a majority of the Preferred Stock and the Class C Common Shares voting as a class. Thereafter, the appointment of one new independent director will be subject to the approval of the holders of (i) 66 2/3% of the Class A Common Shares, (ii) a majority of the Class B Common Shares and (iii) the Class C Common Shares and Preferred Shares (with the Class C Shares and the Preferred Shares voting together). The other new independent director will be appointed by the holders of a majority of the Class C Common Shares and the Preferred Shares, voting together.

As of the Effective Date, the initial officers of the Reorganized Debtors will be the officers of the Debtors existing immediately prior to the Effective Date and the existing directors of the Reorganized Debtors other than Reorganized Parent will be the directors of such Debtors immediately prior to the Effective Date.

Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtors will disclose, prior to the Confirmation Hearing, the identity and affiliations of any Person proposed to serve on the initial board of directors or as an officer of the Reorganized Debtors, and, to the extent such Person is an insider other than by virtue of being a director or officer, the nature of any compensation for such Person. Each such director and each officer will serve from and after the Effective Date pursuant to applicable law and the terms of the Amended Organizational Documents and the other constituent and organizational documents of the Reorganized Debtors. The existing board of directors of Parent will be deemed to have resigned on and as of the Effective Date, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity.

N.	Corporate Action

Each of the Debtors and the Reorganized Debtors, as applicable, may take any and all actions to execute, deliver, File or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and implement the provisions of the Plan, including, without limitation, the distribution of the securities to be issued pursuant hereto in the name of and on behalf of the Reorganized Debtors and in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by the security holders, officers or directors of the Debtors or the Reorganized Debtors and as applicable or by any other Person (except for those expressly required pursuant to the Plan).

Prior to, on or after the Effective Date (as appropriate), all matters provided for pursuant to the Plan that would otherwise require approval of the stockholders, directors or members of any Debtor (as of prior to the Effective Date) will be deemed to have been so approved and will be in effect prior to, on or after the Effective Date (as appropriate) pursuant to applicable law and without any requirement of further action by the stockholders, directors, managers or partners of such Debtors, or the need for any approvals, authorizations, actions or consents of any Person.

All matters provided for in the Plan involving the legal or corporate structure of any Debtor or any Reorganized Debtors, as applicable, and any legal or corporate action required by any Debtor or any Reorganized Debtor as applicable, in connection with the Plan, will be deemed to have occurred and will be in full force and effect in all respects, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by the security holders, officers or directors of any Debtor or any Reorganized Debtors, as applicable, or by any other Person. On the Effective Date, the appropriate officers of each Debtor and each Reorganized Debtors, as applicable, are authorized to issue, execute, and deliver, and consummate the transactions contemplated by, the contracts, agreements, documents, guarantees, pledges, consents, securities, certificates, resolutions and instruments contemplated by or described in the Plan in the name of and on behalf of the Debtor and each Reorganized Debtors, as applicable, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by any Person. The secretary and any assistant secretary of each Debtor and each Reorganized Debtor as applicable, will be authorized to certify or attest to any of the foregoing actions.

O.	Cancellation of Notes, Certificates and Instruments

On the Effective Date, all notes, stock, instruments, certificates, agreements and other documents evidencing the DIP Facility Claims, Project Loan Claims, Old Notes Claims, and the Parent Equity Interests will be canceled, and the obligations of the Debtors thereunder or in any way related thereto will be fully released, terminated, extinguished and discharged, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by any Person.

On the Effective Date, except to the extent otherwise provided herein, the Prepetition Indentures will be deemed to be canceled, as permitted by section 1123(a)(5)(F) of the Bankruptcy Code, and the obligations of the Debtors thereunder will be fully released, terminated, extinguished and discharged. The Prepetition Indentures will continue in effect solely for the purposes of: (1) allowing Holders of the Old Notes Claims to receive distributions under the Plan; and (2) allowing and preserving the rights of the Prepetition Indenture Trustee to (a) make distributions in satisfaction of Allowed Old Notes Claims, (b) exercise its charging liens against any such distributions, and (c) seek compensation and reimbursement for any fees, expenses (including attorney’s fees) or indemnity to the extent permitted by the Prepetition Indentures. Upon completion of all such distributions, the Old Notes and the Prepetition Indentures will terminate completely. From and after the Effective Date, the Prepetition Indenture Trustee will have no duties or obligations under the Prepetition Indentures other than to make distributions. As of the Effective Date, the Old Notes will be deemed surrendered to the Prepetition Indenture Trustee in accordance with the terms of the Prepetition Indentures. All surrendered and canceled Old Notes held by the Prepetition Indenture Trustee will be disposed of in accordance with the applicable terms and conditions of the Prepetition Indenture.

P.	Plan Supplement, Other Documents and Orders and Consents Required Under Noteholders RSA, Colony RSA and the Backstop Commitment Agreement

So long as the Noteholders RSA, the Colony RSA, or the Backstop Commitment Agreement, as applicable, have not been terminated, the documents to be Filed as part of the Plan Supplement and the other documents and orders referenced herein, or otherwise to be executed in connection with the transactions contemplated hereunder, shall be subject to the consents and the approval rights, as applicable, of (a) the Prepetition Agent and the Consenting Lenders as set forth in the Colony RSA, (b) the Consenting Noteholders and the Requisite Noteholders as set forth in the Noteholders RSA and (c) the Backstop Investors as set forth in the Backstop Commitment Agreement. To the extent that there is any inconsistency between the Colony RSA, the Noteholders RSA, or the Backstop Commitment Agreement, on the one hand, and the Plan, on the other hand, as to such consents and the approval rights and the Colony RSA, the Noteholders RSA or the Backstop Commitment Agreement, as applicable, has not been terminated, then the consents and the approval rights required in the Colony RSA, the Noteholders RSA or the Backstop Commitment Agreement, as applicable, shall govern.

ARTICLE VI.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases

On the Effective Date, all Executory Contracts and Unexpired Leases of the Debtors will be deemed assumed in accordance with, and subject to, the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, except for those Executory Contracts (including, without limitation, employment agreements) and Unexpired Leases that:

•	have been rejected by order of the Bankruptcy Court;

•	are the subject of a motion to reject pending on the Effective Date;

•	are identified in the Plan Supplement (in either case which list may be amended by the Debtors to add or remove Executory Contracts and Unexpired Leases by filing with the Bankruptcy Court an amended list and serving it on the affected contract parties at least ten (10) days prior to the Confirmation Hearing); or

•	are rejected pursuant to the terms of the Plan.

Without amending or altering any prior order of the Bankruptcy Court approving the assumption or rejection of any Executory Contract or Unexpired Lease, entry of the Confirmation Order by the Bankruptcy Court will constitute approval of such assumptions and rejections pursuant to sections 365(a) and 1123 of the Bankruptcy Code. To the extent any provision in any Executory Contract or Unexpired Lease assumed pursuant to the Plan (including, without limitation, any “change of control” provision) restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the Reorganized Debtors’ assumption of such Executory Contract or Unexpired Lease, then such provision will be deemed modified such that the transactions contemplated by the Plan will not entitle the non-debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto. Each Executory Contract and Unexpired Lease assumed pursuant to this Article of the Plan will revest in and be fully enforceable by the Reorganized Debtors in accordance with its terms, except as modified by the provisions of the Plan, any order of the Bankruptcy Court authorizing and providing for its assumption, or applicable law.

B.	Assignment of Executory Contracts or Unexpired Leases

In the event of an assignment of an Executory Contract or Unexpired Lease, at least twenty (20) days prior to the Confirmation Hearing, the Debtors will serve upon counterparties to such Executory Contracts and Unexpired Leases, a notice of the proposed assumption and assignment, which will: (a) list the applicable cure amount, if any; (b) identify the party to which the Executory Contract or Unexpired Lease will be assigned; (c) describe the procedures for filing objections thereto; and (d) explain the process by which related disputes will be resolved by the Bankruptcy Court; additionally, the Debtors will file with the Bankruptcy Court a list of such Executory Contracts and Unexpired Leases to be assigned and the proposed cure amounts. Any applicable cure amounts will be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the cure amount in Cash on the Effective Date or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree.

Any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assignment or any related cure amount must be filed, served and actually received by the Debtors at least five (5) days prior to the Confirmation Hearing. Any counterparty to an Executory Contract and Unexpired Lease that fails to object timely to the proposed assignment or cure amount will be deemed to have consented to such assignment of its Executory Contract or Unexpired Lease. The Confirmation Order will constitute an order of the Bankruptcy Court approving any proposed assignments of Executory Contracts or Unexpired Leases pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date.

In the event of a dispute regarding (a) the amount of any cure payment, (b) the ability of any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assigned or (c) any other matter pertaining to assignment, the applicable cure payments required by section 365(b)(1) of the Bankruptcy Code will be made following the entry of a Final Order or orders resolving the dispute and approving the assignment. If an objection to assignment or cure amount is sustained by the Bankruptcy Court, the Reorganized Debtors in their sole option, may elect to reject such Executory Contract or Unexpired Lease in lieu of assuming and assigning it.

C.	Rejection of Executory Contracts or Unexpired Leases

All Executory Contracts and Unexpired Leases listed on Plan Schedule 5 will be deemed rejected as of the Effective Date. The Confirmation Order will constitute an order of the Bankruptcy Court approving the rejections described in this Article of the Plan pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date.

D.	Claims on Account of the Rejection of Executory Contracts or Unexpired Leases

All Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to the Plan or the Confirmation Order, if any, must be filed with the Bankruptcy Court within thirty (30) days after the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection. The Debtor or Reorganized Debtor, as the case may be, will provide notice of such rejection and specify the appropriate deadline for the filing of such Proof of Claim.

Any Entity that is required to file a Proof of Claim arising from the rejection of an Executory Contract or an Unexpired Lease that fails to timely do so will be forever barred, estopped and enjoined from asserting such Claim, and such Claim will not be enforceable, against the Debtors, the Reorganized Debtors or the Estates, and the Debtors, the Reorganized Debtors and their Estates and property will be forever discharged from any and all indebtedness and liability with respect to such Claim unless otherwise ordered by the Bankruptcy Court or as otherwise provided in the Plan. All such Claims will, as of the Effective Date, be subject to the permanent injunction set forth in Article XII.D of the Plan. All claims arising from the rejection of any Executory Contract or Unexpired Lease shall be treated as Class 6 Claims, subject to any applicable limitation or defense under the Bankruptcy Code and applicable law.

E.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases

Any monetary defaults under each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan will be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash as and when due in the ordinary course or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree.

Any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption must be filed, served and actually received by the Debtors at least ten (10) days prior to the Confirmation Hearing. Any counterparty to an Executory Contract and Unexpired Lease that fails to object timely to the proposed assumption will be deemed to have assented and will be deemed to have forever released and waived any objection to the proposed assumption other than with respect to any alleged cure amount, which may be asserted at any time. In the event of a dispute regarding (1) the amount of any payments to cure a default, (2) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed or (3) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code will be made following the entry of a Final Order or orders resolving the dispute and approving the assumption. If an objection to cure is sustained by the Bankruptcy Court, the Debtors or Reorganized Debtors, as applicable, in their sole option, may elect to reject such Executory Contract or Unexpired Lease in lieu of assuming it.

F.	Assumption of Director and Officer Insurance Policies

The Debtors, and upon the Effective Date, the Reorganized Debtors, will assume all of the D&O Liability Insurance Policies pursuant to section 365(a) of the Bankruptcy Code. Unless previously effectuated by separate order entered by the Bankruptcy Court, entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Debtors’ foregoing assumption of each of the D&O Liability Insurance Policies. Notwithstanding anything to the contrary contained in the Plan, confirmation of the Plan will not discharge, impair or otherwise modify any indemnity obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies, and each such indemnity obligation will be deemed and treated as an Executory Contract that has been assumed by the Debtors under the Plan as to which no Proof of Claim need be Filed. Notwithstanding anything to the contrary contained in the Plan, confirmation of the Plan will not impair or otherwise modify any rights of the Reorganized Debtors under the D&O Liability Insurance Policies.

G.	Indemnification Provisions

All indemnification provisions currently in place (whether in the by-laws, certificate of incorporation, board resolutions, contracts, or otherwise) for the following: (i) Prepetition Agent; (ii) Prepetition Lenders; (iii) Prepetition Indenture Trustee; (iv) the Backstop Investors; and (v) directors, officers and employees of the Debtors who served in such capacity as of the Petition Date with respect to or based upon any act or omission taken or omitted in such capacities, for or on behalf of the Debtors, will be Reinstated (or assumed, as the case may be), and will survive effectiveness of the Plan. No such Reinstatement or assumption shall in any way extend the scope or term of any indemnification provision beyond that contemplated in the underlying contract or document as applicable.

H.	Compensation and Benefit Programs

Except as otherwise provided in the Plan (including but not limited to the compensation for General William Lyon and William H Lyon pursuant to employment agreements as described herein, which will exclusively address the benefits for those executives, or any order of the Bankruptcy Court, all employment and severance policies, and all compensation and benefit plans, policies, and programs of the Debtors applicable to its employees, retirees, and non-employee directors and the employees and retirees of its subsidiaries, including, without limitation, all savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans, incentive plans (other than equity incentive plans, which will be replaced by the Management Incentive Plan), life, and accidental death and dismemberment insurance plans, are treated as Executory Contracts under the Plan and on the Effective Date will be assumed pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code. Any payment obligations under any assumed employment contracts and benefit plans that have been or purport to have been accelerated as a result of the commencement of the Chapter 11 Cases or the consummation of any transactions contemplated by the Plan will be Reinstated and such acceleration will be rescinded and deemed not to have occurred.

I.	Workers’ Compensation Benefits

Except as otherwise provided in the Plan, as of the Effective Date, the Debtors and the Reorganized Debtors will continue to honor their obligations under: (i) all applicable workers’ compensation laws in states in which the Reorganized Debtors operate; and (ii) the Debtors’ written contracts, agreements, agreements of indemnity, self-insurer workers’ compensation bonds, and any other policies, programs, and plans regarding or relating to workers’ compensation and workers’ compensation insurance, All such contracts and agreements are treated as Executory Contracts under the Plan and on the Effective Date will be assumed pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code, Notwithstanding anything to the contrary contained in the Plan, confirmation of the Plan will not impair or otherwise modify any rights of the Reorganized Debtors under any such contracts, agreements, policies, programs or plans regarding or relating to workers’ compensation or workers’ compensation insurance.

ARTICLE VII.

PROVISIONS GOVERNING DISTRIBUTIONS

A.	Dates of Distributions

Except as otherwise provided in the plan, on the Effective Date or as soon as reasonably practicable thereafter (or if a Claim is not an Allowed Claim on the Effective Date, on the date that such Claim becomes an Allowed Claim, or as soon as reasonably practicable thereafter), each Holder of an Allowed Claim against the Debtors shall receive the full amount of the distributions that the Plan provides for Allowed Claims in the applicable Class and in the manner provided herein. In the event that any payment or act under the Plan is required to be made or performed on a date that is not on a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. If and to the extent there are Disputed Claims, distributions on account of any such Disputed Claims shall be made pursuant to the provisions provided in the Plan. Except as otherwise provided in the Plan, Holders of Claims shall not be entitled to interest, dividends or accruals on the distributions provided for therein, regardless of whether distributions are delivered on or at any time after the Effective Date.

Upon the Effective Date, all Debts of the Debtors shall be deemed fixed and adjusted pursuant to the Plan and the Reorganized Debtors shall have no liability on account of any Claims or Interests except as set forth in the Plan and in the Confirmation Order. All payments and all distributions made by the Reorganized Debtors under the Plan shall be in full and final satisfaction, settlement and release of all Claims against the Reorganized Debtors.

At the close of business on the Distribution Record Date, the transfer ledgers for the Old Notes shall be closed, and there shall be no further changes in the record holders of such indebtedness. The Reorganized Debtors, the Disbursing Agent, the Prepetition Indenture Trustee, and each of their respective agents, successors, and assigns shall have no obligation to recognize the transfer of any Old Notes occurring after the Distribution Record Date and shall be entitled instead to recognize and deal for all purposes hereunder with only those record holders stated on the transfer ledgers as of the close of business on the Distribution Record Date irrespective of the number of distributions to be made under the Plan to such Persons or the date of such distributions.

B.	Distribution Agent

Except as provided therein, all distributions under the Plan shall be made by the Reorganized Debtors as Distribution Agent, or by such other Entity designated by the Debtors as a Distribution Agent on the Effective Date. the Reorganized Debtors, or such other Entity designated by the Debtors, shall not be required to give any bond or surety or other security for the performance of the Reorganized Debtors’ duties as Distribution Agent unless otherwise ordered by the Bankruptcy Court.

The Distribution Agent shall be empowered to (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Distribution Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Distribution Agent to be necessary and proper to implement the provisions hereof.

C.	Cash Distributions

Distributions of Cash may be made either by check drawn on a domestic bank or wire transfer from a domestic bank, at the option of the Reorganized Debtors, except that Cash payments made to foreign Creditors may be made in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

D.	Rounding of Payments

Whenever payment of a fraction of a cent would otherwise be called for, the actual payment shall reflect a rounding down of such fraction to the nearest whole dollar or zero if the amount is less than one dollar. To the extent Cash, notes, warrants, shares, stock are to be distributed under the Plan remain undistributed as a result of the rounding of such fraction to the nearest whole cent, such Cash, notes, or shares shall be treated as “Unclaimed Property” under the Plan.

Whenever payment of a fraction of a dollar would otherwise be called for, the actual payment shall reflect a rounding down of such fraction to the nearest whole dollar. To the extent that any Cash, any shares of New Capital Stock or any New Second Lien Notes to be distributed under the Plan remain undistributed as a result of the rounding of such fraction to the nearest whole cent, such Cash, Notes, or shares shall be treated as “Unclaimed Property” under the Plan.

No fractional shares shall be issued or distributed under the Plan. Each Person entitled to receive shares of New Capital Stock or New Second Lien Notes shall receive the total number of whole shares of New Capital Stock, or, as the case may be, the number of New Second Lien Notes, to which such Person is entitled. Whenever any distribution to a particular Person would otherwise call for distribution of a fraction of shares of New Capital Stock or, as the case may be, New Second Lien Notes, the actual distribution of shares of such stock shall be rounded to the next lower whole number.

E.	Distributions on Account of Claims Allowed After the Effective Date

Except as otherwise agreed by the Holder of a particular Claim, or as provided in the Plan, all distributions shall be made pursuant to the terms of the Plan and the Confirmation Order. Distributions to any Holder of an Allowed Claim shall be allocated first to the principal amount of any such Allowed Claim, as determined for U.S. federal income tax purposes, and then, to the extent the consideration exceeds such amount, to the remainder of such Claim comprising interest, if any (but solely to the extent that interest is an allowable portion of such Allowed Claim). Whenever any payment of a fraction of a dollar would otherwise be called for, the actual distribution shall reflect a rounding of such fraction down to the nearest dollar.

F.	General Distribution Procedures.

The Reorganized Debtors, or any other duly appointed Distribution Agent, shall make all distributions of Cash or other property required under the Plan, unless the Plan specifically provides otherwise. All Cash and other property held by the Reorganized Debtors for distribution under the Plan shall not be subject to any claim by any Person, except as provided under the Plan.

G.	Address for Delivery of Distributions.

Distributions to Holders of Allowed Claims, to the extent provided for under the Plan, shall be made (1) at the address set forth on any proofs of claim filed by such Holders (to the extent such proofs of claim are filed in the Chapter 11 Cases), (2) at the addresses set forth in any written notices of address change delivered to the Debtors, or (3) at the addresses in the Debtors’ books and records.

H.	Undeliverable Distributions and Unclaimed Property.

If the distribution to the Holder of any Allowed Claim is returned to the Reorganized Debtors as undeliverable, no further distribution shall be made to such Holder, and the Reorganized Debtors shall have no obligation to make any further distribution to the Holder, unless and until the Reorganized Debtors is notified in writing of such Holder’s then current address.

Any Entity which fails to claim any Cash within one year from the date upon which a distribution is first made to such entity shall forfeit all rights to any distribution under the Plan. Entities which fail to claim Cash shall forfeit their rights thereto and shall have no claim whatsoever against the Debtors or the Reorganized Debtors or against any Holder of an Allowed Claim to whom distributions are made by the Reorganized Debtors.

I.	Withholding Taxes.

Pursuant to section 346(f) of the Bankruptcy Code, the Reorganized Debtors shall be entitled to deduct any federal, state or local withholding taxes from any Cash payments made with respect to Allowed Claims, as appropriate. From and as of the Effective Date, the Reorganized Debtors shall comply with all reporting obligations imposed on it by any Governmental Unit in accordance with applicable law with respect to such withholding taxes. As a condition to receiving any distribution under the Plan, the Reorganized Debtors may require that the Holder of an Allowed Claim entitled to receive a distribution pursuant to the Plan provide such Holder’s taxpayer identification number and such other information and certification as may be deemed necessary for the Reorganized Debtors to comply with applicable tax reporting and withholding laws.

J.	Setoffs.

The Reorganized Debtors may, to the extent permitted under applicable law, setoff against any Allowed Claim and any distributions to be made pursuant to the Plan on account of such Allowed Claim, the claims, rights and causes of action of any nature that the Reorganized Debtors may hold against the Holder of such Allowed Claim that are not otherwise waived, released or compromised in accordance with the Plan; provided, however, that neither such a setoff nor the allowance of any Claim hereunder shall constitute a waiver or release by the Reorganized Debtors of any such claims, rights and causes of action that the Reorganized Debtors possesses against such Holder.

K.	Surrender of Cancelled Instruments or Securities

As a condition precedent to receiving any distribution pursuant to the Plan on account of an Allowed Claim evidenced by the instruments, securities, notes, or other documentation canceled pursuant to Article V.N of the Plan, the Holder of such Claim will tender the applicable instruments, securities, notes or other documentation evidencing such Claim (or a sworn affidavit identifying the instruments, securities, notes or other documentation formerly held by such Holder and certifying that they have been lost), to Reorganized Parent or another applicable Distribution Agent unless waived in writing by the Debtors or the Reorganized Debtors, as applicable. The Prepetition Indenture Trustee will send such notices and take such other actions as are reasonably requested by the Debtors to effect the cancellation of the Old Notes held by Cede & Co.

Unless the Prepetition Indenture Trustee consents to the direct distribution via DTC, the Distribution Agent will promptly distribute the New Second Lien Notes and the Class A Common Shares to the Prepetition Indenture Trustee. For the avoidance of doubt, the Debtors will take all reasonably practicable steps to ensure that all New Second Lien Notes and Class A Common Shares are in a form that is DTC eligible. Notwithstanding any provision in the Plan to the contrary, the Debtors will be solely responsible for cancelling or surrendering the Old Notes and neither the Prepetition Indenture Trustee, nor any Holders of Old Notes, will be required to cause such notes to be cancelled or surrendered prior to receiving distributions under the Plan. Notwithstanding any provision in the Plan to the contrary, the distribution on account of Allowed Old Notes Claims will not be dependent on the surrender or cancellation of the Old Notes.

L.	Lost, Stolen, Mutilated or Destroyed Securities

In addition to any requirements under any applicable agreement and applicable law, any Holder of a Claim or Equity Interest evidenced by a security or note that has been lost, stolen, mutilated, or destroyed will, in lieu of surrendering such security or note to the extent required by the Plan, deliver to Reorganized Parent and other applicable Distribution Agents: (x) evidence reasonably satisfactory to Reorganized Parent and other applicable Distribution Agents of such loss, theft, mutilation, or destruction; and (y) such security or indemnity as may be required by Reorganized Parent and other applicable Distribution Agents to hold such party harmless from any damages, liabilities, or costs incurred in treating such individual as a Holder of an Allowed Claim or Allowed Equity Interest. Upon compliance with Article VII.K of the Plan as determined by the Debtors or Reorganized Debtors by a Holder of a Claim or Equity Interest evidenced by a security or note, such Holder will, for all purposes under the Plan, be deemed to have surrendered such security or note to Reorganized Parent and other applicable Distribution Agents.

ARTICLE VIII.

PROCEDURES FOR RESOLVING CONTINGENT,

UNLIQUIDATED AND DISPUTED CLAIMS

A.	No Filing of Proofs of Claim

Except as otherwise provided under the Plan, Holders of Claims shall not be required to file a proof of claim and no parties should file a proof of claim. Unless disputed by the Holder of a Claim, the amount set forth in the applicable Debtor’s books and records shall constitute the Allowed amount of such Holder’s Claim. If the Holder of a Claim disagrees with the Debtors’ books and records with respect to the Allowed Amount of such Holder’s Claim, such Holder must advise the Reorganized Debtors in writing, in which event the Claim will become a Disputed Claim. The Reorganized Debtors intends to attempt to resolve any such disputes consensually or through judicial means outside the Bankruptcy Court. Nevertheless, the Reorganized Debtors may, in its discretion, file with the Bankruptcy Court an objection to the allowance of such Claim or any other appropriate motion or adversary proceeding with respect thereto. All such objections shall be litigated to Final Order, provided however, that the Reorganized Debtors, may compromise, settle, withdraw or resolve any objections to Claims without further order of the Bankruptcy Court.

B.	Disputed Claims

All objections to Claims shall be filed and served not later than one-hundred-twenty (120) days following the Effective Date; provided, however, such date may be extended by the Bankruptcy Court beyond such one-hundred-twenty (120) days upon motion filed by the Reorganized Debtors prior to the expiration of the above-noted 120 day deadline. The filing of a motion to extend the deadline to object to any Claims shall automatically extend such deadline until a Final Order is entered on such motion. In the event that such motion to extend the deadline to object to Claims is denied by the Bankruptcy Court, such deadline shall be the later of the current deadline (as previously extended, if applicable) or 30 days after the Bankruptcy Court’s entry of an order denying the motion to extend such deadline. Unless otherwise provided in the Confirmation Order, the Reorganized Debtors is authorized to settle, or withdraw any objections to, any Disputed Claim following the Effective Date without further notice to Creditors or authorization of the Bankruptcy Court, in which event such Claim shall be deemed to be an Allowed Claim in the amount compromised for purposes of the Plan. Under no circumstances will any distributions be made on account of Disallowed Claims.

C.	Procedures Regarding Disputed Claims

No payment or other distribution or treatment shall be made on account of a Disputed Claim, even if a portion of the Claim is not disputed, unless and until such Disputed Claim becomes an Allowed Claim and the amount of such Allowed Claim is determined by a Final Order or by stipulation between the Debtors and the Holder of the Claim. No distribution or other payment or treatment shall be made on account of a Disallowed Claim at any time.

The Debtors (prior to the Effective Date) or the Reorganized Debtors (after the Effective Date) may, at any time, and from time to time, request that the Bankruptcy Court estimate any Disputed Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether an objection was previously filed with the Bankruptcy Court with respect to such Claim, or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to such objection. Any Final Order of the Bankruptcy Court that estimates a Disputed Claim pursuant to the Plan shall irrevocably constitute and be a conclusive and final determination of the maximum allowable amount of Claim, should it become an Allowed Claim. Accordingly, the Holder of a Disputed Claim that is estimated by the Bankruptcy Court pursuant to the Plan will not be entitled to any subsequent reconsideration or upward adjustment of the maximum allowable amount of such Claim as a result of any subsequent adjudication or actual determination of the allowed amount of such Disputed Claim or otherwise, and the Holder of such Claim shall not have recourse to the Debtors or the Reorganized Debtors in the event the allowed amount of the Claim of such Holder is at any time later determined to exceed the estimated maximum allowable amount.

D.	Allowance of Claims

Following the date on which a Disputed Claim becomes an Allowed Claim after the Distribution Date, the Reorganized Debtors shall pay directly to the Holder of such Allowed Claim the amount provided for under the Plan, as applicable, and in accordance therewith.

1. Allowance of Claims

Notwithstanding anything to the contrary herein, after the Effective Date and subject to the other provisions of the Plan, the Reorganized Debtors will have and will retain any and all rights and defenses that the Debtors had with respect to any Claim or Equity Interest, except with respect to any Claim or Equity Interest deemed Allowed under the Plan or by orders of the Bankruptcy Court. Except as expressly provided in the Plan or in any order entered in the Chapter 11 Cases prior to the Effective Date (including, without limitation, the Confirmation Order and the DIP Orders), no Claim or Equity Interest will become an Allowed Claim unless and until such Claim or Equity Interest is deemed Allowed under the Plan or the Bankruptcy Code or the Bankruptcy Court has entered a Final Order, including, without limitation, the Confirmation Order, in the Chapter 11 Cases allowing such Claim or Equity Interest.

2. Prosecution of Objections to Claims and Equity Interests

After the Confirmation Date but before the Effective Date, the Debtors, and after the Effective Date, the Reorganized Debtors, will have the exclusive authority to File objections to Claims and settle, compromise, withdraw or litigate to judgment objections to any and all Claims, regardless of whether such Claims or Equity Interests are in an Unimpaired Class or otherwise; provided, however, this provision will not apply to Professional Fee Claims, Ad Hoc Noteholders Group Fees and Expenses, the Backstop Fee, the Backstop Transaction Expenses, or the DIP Facility Claim, From and after the Effective Date, the Reorganized Debtors may settle or compromise any Disputed Claim or Equity Interest without any further notice to or action, order or approval of the Bankruptcy Court. The Reorganized Debtors will have the sole authority to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order or approval of the Bankruptcy Court.

3. Estimation

After the Confirmation Date but before the Effective Date, the Debtors, and after the Effective Date, the Reorganized Debtors may, at any time, request that the Bankruptcy Court estimate (a) any Disputed Claim or Equity Interest pursuant to applicable law and (b) any contingent or unliquidated Claim or Equity Interest pursuant to applicable law, including, without limitation, section 502(c) of the Bankruptcy Code, and the Bankruptcy Court will retain jurisdiction under 28 U.S.C. §§ 157 and 1334 to estimate any Disputed Claim or Equity Interest, contingent Claim or Equity Interest or unliquidated Claim or Equity Interest, including during the litigation concerning any objection to any Claim or Equity Interest or during the pendency of any appeal relating to any such objection. All of the aforementioned Claim or Equity Interests and objection, estimation and resolution procedures are cumulative and not exclusive of one another, Claim or Equity Interests may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court. The rights and objections of all parties are reserved in connection with any such estimation proceeding.

ARTICLE IX.

CONDITIONS PRECEDENT TO CONFIRMATION

AND CONSUMMATION OF THE PLAN

A.	Conditions Precedent to Confirmation

Confirmation of the Plan will be conditioned upon the satisfaction or waiver pursuant to the provisions of Article IX.C of the Plan of the following:

•

The Bankruptcy Court will have entered a Final Order in form and in substance satisfactory to the Debtors, Prepetition Agent, and Consenting Lenders and reasonably satisfactory to the Requisite Noteholders and Backstop Investors, in the approving the Disclosure Statement with respect to the Plan as containing adequate information within the meaning of section 1125 of the Bankruptcy Code and Confirming the Plan.

•

The Plan and all schedules, documents, supplements and exhibits to the Plan will have been filed in form and substance acceptable to the Debtors, Prepetition Agent, and Consenting Lenders and reasonably satisfactory to the Requisite Noteholders and Backstop Investors.

•

The proposed Confirmation Order will be in form and substance acceptable to the Debtors, Prepetition Agent, and Consenting Lenders and reasonably satisfactory to the Requisite Noteholders and Backstop Investors.

•	The board of directors of the Reorganized Parent will have been selected.

B.	Conditions Precedent to Consummation

Consummation of the Plan will be conditioned upon the satisfaction or waiver pursuant to the provisions of Article IX.C of the Plan of the following:

•

The Confirmation Order shall have been entered and either (a) become a Final Order or (b) the 14-day stay contemplated by Bankruptcy Rule 3020(e) in respect thereof shall have been terminated unless waived by (i) the Debtors, Prepetition Agent, and Consenting Lenders and (ii) the Requisite Noteholders and Backstop Investors in their reasonable judgment, and (c) the Confirmation Order shall otherwise be in a form and substance acceptable to the Debtors, Prepetition Agent, and Consenting Lenders and reasonably satisfactory to the Requisite Noteholders and Backstop Investors, and no stay of the Confirmation Order will have been entered and be in effect. The Confirmation Order will provide that, among other things, the Debtors or the Reorganized Debtors, as appropriate, are authorized to take all actions necessary or appropriate to consummate the Plan, including, without limitation, entering into, implementing and consummating the contracts, instruments, releases, leases, indentures and other agreements or documents created in connection with or described in the Plan.

•

The Bankruptcy Court will have entered one or more Final Orders (which may include the Confirmation Order) authorizing the assumption and rejection of Executory Contracts and Unexpired Leases by the Debtors as contemplated in the Plan and the Plan Supplement.

•

All documents and agreements necessary to implement the Plan, including, without limitation, the Restructured First Lien Loan Agreement, the New Second Lien Indenture and the Subordination and Intercreditor Agreement, in each case in form and substance acceptable to the Debtors, the Prepetition Agent, and Consenting Lenders and reasonably satisfactory to the Requisite Noteholders, and Backstop Investors as applicable, will have (a) been tendered for delivery, and (b) been effected by, executed by, or otherwise deemed binding upon, all Entities party thereto. All conditions precedent to such documents and agreements will have been satisfied or waived pursuant to the terms of such documents or agreements.

•	All material consents, actions, documents, certificates and agreements necessary to implement the Plan will have been effected or executed and delivered to the required parties and, to the extent required, Filed with the applicable governmental units in accordance with applicable laws.

•

The Debtors will have received the Rights Offering Purchase Price, in Cash, net of any fees or expenses authorized by Order of the Bankruptcy Court to be paid from the Rights Offering Purchase Price, and such Cash shall have been contributed by Parent to CA Lyon.

•

The Debtors will have received the Class B Common Stock Purchase Price, in Cash, net of any fees or expenses authorized by Order of the Bankruptcy Court to be paid from the Class B Common Stock Purchase Price, and such Cash shall have been contributed by Parent to CA Lyon.

•	All interest, fees and expenses (including legal and advisory fees and expenses) on account of the Prepetition Secured Loan Agreement Claims shall have been paid as required by the DIP Orders.

•	The Termination Date has not occurred under either the Colony RSA or the Noteholder RSA.

•	The Rights Offering Documents shall be in form and substance reasonably acceptable to the Backstop Investors.

•	The Confirmation Date will have occurred.

C.	Waiver of Conditions

The conditions to confirmation of the Plan and to Consummation of the Plan set forth in this Article IX may be waived by the Debtors, with the (i) consent of the Prepetition Agent and Consenting Lenders and (ii) consent in the their reasonable judgment of the Requisite Noteholders and the Backstop Investors, without notice, leave or order of the Bankruptcy Court or any formal action other than proceeding to confirm or consummate the Plan. To the extent that a condition to Consummation of the Plan requires the consent of the Backstop Investors, such conditions may only be waived by the Debtors with the consent of the Backstop Investors. The failure to satisfy or waive a condition to Consummation may be asserted by the Debtors or the Reorganized Debtors, Prepetition Agent, Consenting Lenders, Requisite Noteholders or Backstop Investors regardless of the circumstances giving rise to the failure of such condition to be satisfied. The failure of the Debtors or Reorganized Debtors, Prepetition Agent, Consenting Lenders, Requisite Noteholders or Backstop Investors to exercise any of the foregoing rights will not be deemed a waiver of any other rights, and each right will be deemed an ongoing right that may be asserted at any time.

D.	Effect of Non Occurrence of Conditions to Consummation

If the Consummation of the Plan does not occur, the Plan will be null and void in all respects and nothing contained in the Plan or the Disclosure Statement will: (a) constitute a waiver or release of any claims by or Claims against or Equity Interests in the Debtors; (b) prejudice in any manner the rights of the Debtors, any Holders or any other Entity; (c) constitute an Allowance of any Claim or Equity Interest; or (d) constitute an admission, acknowledgment, offer or undertaking by the Debtors, any Holders or any other Entity in any respect.

ARTICLE X.

DEBTORS’ RELEASES

Notwithstanding anything to the contrary in the Plan, the failure of the Court to approve any or all of the provisions set forth in Article XI of the Plan shall not constitute a failure of any condition to ether confirmation or the effectiveness of the Plan, but without prejudice to the respective parties’ rights under the Colony RSA, the Noteholders RSA or the Backstop Commitment Agreement.

ARTICLE XI.

RELEASE, INJUNCTION AND RELATED PROVISIONS

A.	General

Notwithstanding anything contained in the Plan to the contrary, the allowance, classification and treatment of all Allowed Claims and Equity Interests and their respective distributions and treatments under the Plan, takes into account the relative priority and rights of the Claims and the Equity Interests in each Class in connection with any contractual, legal and equitable subordination rights relating thereto whether arising under general principles of equitable subordination, section 510 of the Bankruptcy Code or otherwise. Pursuant to the terms contained in the Plan, among other things, the subordination provisions contained in the Prepetition Indenture will be eliminated and each holder of an Old Notes Claim will receive and be entitled to retain the property as set forth in the Plan. As of the Effective Date, any and all contractual, legal and equitable subordination rights, whether arising under general principles of equitable subordination, section 510 of the Bankruptcy Code or otherwise, relating to the allowance, classification and treatment of all Allowed Claims and their respective distributions and treatments under the Plan will be settled, compromised, terminated and released pursuant to the Plan; provided, however, that nothing contained in the Plan will preclude any Person or Entity from exercising their rights pursuant to and consistent with the terms of the Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered under or in connection with the Plan.

In accordance with the provisions of the Plan and pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019, without any further notice to or action, order or approval of the Bankruptcy Court, after the Effective Date (1) the Reorganized Debtors may, in their sole and absolute discretion, compromise and settle Claims against them and (2) the Reorganized Debtors may, in their sole and absolute discretion, compromise and settle Causes of Action against other Entities.

B.	Release

EFFECTIVE AS OF THE EFFECTIVE DATE, FOR GOOD AND VALUABLE CONSIDERATION PROVIDED BY EACH OF THE RELEASED PARTIES, THE ADEQUACY OF WHICH IS HEREBY ACKNOWLEDGED AND CONFIRMED, THE DEBTORS AND REORGANIZED DEBTORS, IN THEIR INDIVIDUAL CAPACITIES AND AS DEBTORS-IN-POSSESSION (COLLECTIVELY, THE “RELEASING PARTIES”) WILL BE DEEMED TO HAVE CONCLUSIVELY, ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY, AND FOREVER PROVIDED A FULL DISCHARGE, WAIVER AND RELEASE TO THE RELEASED PARTIES (AND EACH SUCH RELEASED PARTY SO RELEASED SHALL BE DEEMED FOREVER RELEASED, WAIVED AND DISCHARGED BY THE RELEASING PARTIES) AND THEIR RESPECTIVE PROPERTIES FROM ANY AND ALL CLAIMS, CAUSES OF ACTION, LITIGATION CLAIMS AND ANY OTHER DEBTS, OBLIGATIONS, RIGHTS, SUITS, DAMAGES, ACTIONS, REMEDIES, AND LIABILITIES WHATSOEVER, WHETHER KNOWN OR UNKNOWN, FORESEEN OR

UNFORESEEN, EXISTING AS OF THE EFFECTIVE DATE OR THEREAFTER ARISING, IN LAW, AT EQUITY, WHETHER FOR TORT, CONTRACT, OR OTHERWISE, BASED IN WHOLE OR IN PART UPON ANY ACT OR OMISSION, TRANSACTION, OR OTHER OCCURRENCE OR CIRCUMSTANCES EXISTING OR TAKING PLACE PRIOR TO OR ON THE EFFECTIVE DATE ARISING FROM OR RELATED IN ANY WAY IN WHOLE OR IN PART TO THE DEBTORS, THE CHAPTER 11 CASES, THE DISCLOSURE STATEMENT, THE PLAN OR THE SOLICITATION OF VOTES ON THE PLAN THAT SUCH RELEASING PARTY WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT (WHETHER INDIVIDUALLY OR COLLECTIVELY) OR THAT ANY HOLDER OF A CLAIM OR EQUITY INTEREST OR OTHER ENTITY WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT FOR OR ON BEHALF OF THE DEBTORS, THEIR ESTATES OR THE REORGANIZED DEBTORS (WHETHER DIRECTLY OR DERIVATIVELY) AGAINST ANY OF THE RELEASED PARTIES; PROVIDED, HOWEVER, THAT THE FOREGOING PROVISIONS OF THIS RELEASE SHALL NOT OPERATE TO WAIVE OR RELEASE (I) ANY CAUSES OF ACTION EXPRESSLY SET FORTH IN AND PRESERVED BY THE PLAN OR THE PLAN SUPPLEMENT; (II) ANY CAUSES OF ACTION ARISING FROM FRAUD, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT AS DETERMINED BY FINAL ORDER OF THE BANKRUPTCY COURT OR ANY OTHER COURT OF COMPETENT JURISDICTION; AND/OR (III) THE RIGHTS OF SUCH RELEASING PARTY TO ENFORCE THE PLAN AND THE CONTRACTS, INSTRUMENTS, RELEASES, INDENTURES, AND OTHER AGREEMENTS OR DOCUMENTS DELIVERED UNDER OR IN CONNECTION WITH THE PLAN OR ASSUMED PURSUANT TO THE PLAN OR ASSUMED PURSUANT TO FINAL ORDER OF THE BANKRUPTCY COURT. THE FOREGOING RELEASE SHALL BE EFFECTIVE AS OF THE EFFECTIVE DATE WITHOUT FURTHER NOTICE TO OR ORDER OF THE BANKRUPTCY COURT, ACT OR ACTION UNDER APPLICABLE LAW, REGULATION, ORDER, OR RULE OR THE VOTE, CONSENT, AUTHORIZATION OR APPROVAL OF ANY PERSON AND THE CONFIRMATION ORDER WILL PERMANENTLY ENJOIN THE COMMENCEMENT OR PROSECUTION BY ANY PERSON OR ENTITY, WHETHER DIRECTLY, DERIVATIVELY OR OTHERWISE, OF ANY CLAIMS, OBLIGATIONS, SUITS, JUDGMENTS, DAMAGES, DEMANDS, DEBTS, RIGHTS, CAUSES OF ACTION, OR LIABILITIES RELEASED PURSUANT TO THIS RELEASE. NOTWITHSTANDING THE FOREGOING, THE DEBTORS ARE NOT RELEASING THE DEBTORS (BUT THEY ARE RELEASING THE RELATED PERSONS TO THE DEBTORS PURSUANT TO THIS PARAGRAPH.

The Debtors believe that the Releases by each of the Releasing Parties of each of the Released Parties as described above are integral to the Plan. Moreover, the Debtors have received substantial contributions to the Plan from the Released Parties. The Released Parties have played a critical role in the formulation of the Debtors’ Plan and have expended a significant amount of time and resources analyzing and negotiating the complex issues presented by the Debtors’ capital structure. The Plan reflects the settlement and resolution of several of these complex issues. In addition, absent the agreement of (i) the Ad Hoc Noteholders Group, (ii) Colony, and (iii) the Holders of Parent Equity, Allowed General Unsecured Claims would not be Unimpaired.

Absent the tireless efforts of the various constituencies who came together to work out the terms of the Plan, supported by 100% in amount of the Prepetition Secured Lenders and approximately 63.47% in amount of the Old Notes Claims as of the Voting Record Date, aimed at resolving the Chapter 11 Cases, the Debtors and their creditors would likely remain mired in complex and contentious litigation for years to come, and/or liquidate, threatening to materially delay and reduce distributions to all creditors. Further, the Prepetition Secured Lenders and the Prepetition Noteholders are agreeing that the Debtors or Reorganized Debtors, as the case may be, may provide for certain consideration to Holders of General Unsecured Claims if the Plan is confirmed. The willingness of these creditors to take such risks and provide such benefits to the other Holders of Claims against the Estates is a substantial contribution to the Plan and to the Chapter 11 Cases; absent such willingness, the Plan would not have been possible, and the Debtors may have been unable to reorganize. The substantial and extensive contributions by the Released Parties — both monetary and nonmonetary — further justify the non-Debtor releases set forth in the Plan.

Additionally, an identity of interest may exist between the Debtors and certain non-Debtor Released Parties, such that the non-Debtor releases are appropriate in that they eliminate effectively additional unknown claims against the Estates. For example, the Debtors’ directors and officers are parties to and beneficiaries of certain indemnification provisions, whereby the Debtors are obligated to indemnify them. Under these agreements, any claim asserted against a Released Party who the Debtors are obligated to indemnify may essentially be a claim against the Debtors. Any such claim, even if ultimately unsuccessful, could further deplete finite estate resources. As of the date hereof, the Debtors are not aware of any claims against a Released Party.

ARTICLE XII.

THIRD PARTY RELEASE

AS OF AND SUBJECT TO THE OCCURRENCE OF THE EFFECTIVE DATE, EACH CREDITOR THAT AFFIRMATIVELY ELECTS TO GRANT THE THIRD PARTY RELEASE PROVIDED IN THIS PARAGRAPH BY CHECKING THE APPROPRIATE BOX ON THE BALLOT PROVIDED TO SUCH CREDITOR IN CONNECTION WITH SOLICITATION OF SUCH CREDITORS’ VOTE TO ACCEPT OR TO REJECT THE PLAN, FOR ITSELF AND ITS RESPECTIVE SUCCESSORS, ASSIGNS, TRANSFEREES, SUCH CREDITORS’ OFFICERS AND DIRECTORS, ACTING IN SUCH CAPACITIES AS OF THE PETITION DATE, SUCH CREDITORS’ AGENTS, MEMBERS, FINANCIAL ADVISORS, ATTORNEYS, EMPLOYEES, PARTNERS, AFFILIATES, REPRESENTATIVES, IN EACH CASE IN THEIR CAPACITY AS SUCH, SHALL, BY VIRTUE OF ITS VOTE, BE DEEMED TO HAVE RELEASED THE, (A) THE DEBTORS; (B) THE REORGANIZED DEBTORS; (C) THE AD HOC NOTEHOLDERS GROUP AND THE MEMBERS THEREOF; (E) THE PREPETITION AGENT; (F) THE PREPETITION SECURED LENDERS; (G) THE DIP AGENT; (H) THE DIP LENDERS; (H) THE BACKSTOP INVESTORS; (I) THE PREPETITION INDENTURE TRUSTEE, AND (J) THE RELATED PERSONS OF EACH OF (A) THROUGH (I) OF THE FOREGOING, EACH IN ITS CAPACITY AS SUCH, FROM ANY AND ALL DIRECT CLAIMS AND CAUSES OF ACTION HELD BY SUCH CREDITOR WHATSOEVER, OR IN ANY MANNER ARISING FROM OR RELATED TO, IN WHOLE OR IN PART, (I) THE DEBTORS, (II) THE DEBTORS’ RESTRUCTURING, (III) THE CONDUCT OF THE DEBTORS’ BUSINESSES, (IV) THE CHAPTER 11 CASES, (V) THE SUBJECT MATTER OF, OR THE TRANSACTIONS OR EVENTS GIVING RISE TO, ANY CLAIM OR INTEREST THAT IS TREATED IN THE PLAN, (VI) THE BUSINESS OR CONTRACTUAL ARRANGEMENTS BETWEEN ANY DEBTOR AND ANY AGENT THEREOF, (VII) THE RIGHTS OFFERING AND RELATED TRANSACTIONS, AND (VIII) THE RESTRUCTURING OF CLAIMS AND INTERESTS PRIOR TO OR IN THE CHAPTER 11 CASES, WHICH CLAIMS ARE BASED IN WHOLE OR IN PART ON ANY ACT, OMISSION, TRANSACTION, EVENT OR OTHER OCCURRENCE TAKING PLACE BEFORE THE EFFECTIVE DATE.

A.	Discharge of Claims

To the fullest extent provided under section 1141(d)(1)(A) and other applicable provisions of the Bankruptcy Code, except as otherwise expressly provided by the Plan or the Confirmation Order, all consideration distributed under the Plan will be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims and Equity Interests of any kind or nature whatsoever against the Debtors or any of their assets or properties, and regardless of whether any property will have been distributed or retained pursuant to the Plan on account of such Claims or Equity Interests. Except as otherwise expressly provided by the Plan or the Confirmation Order, upon the Effective Date, the Debtors and their Estates will be deemed discharged and released under and to the fullest extent provided under section 1141(d)(1)(A) and other applicable provisions of the Bankruptcy Code from any and all Claims and Equity Interests of any kind or nature whatsoever, including, but not limited to, demands and liabilities that arose before the Confirmation Date, and all debts of the kind specified in section 502(g), 502(h), or 502(i) of the Bankruptcy Code.

B.	Exculpation

The Exculpated Parties will neither have nor incur any liability to any Entity for any claims or Causes of Action arising before, on or after the Petition Date and prior to or on the Effective Date for any act taken or omitted to be taken in connection with, or related to formulating, negotiating, preparing, disseminating, implementing, administering, confirming or effecting the Consummation of the Plan, the Disclosure Statement or any contract, instrument, release or other agreement or document created or entered into in connection with the Plan or any other prepetition or postpetition act taken or omitted to be taken in connection with or in contemplation of the restructuring of the Debtors, the approval of the Disclosure Statement or confirmation or Consummation of the Plan; provided, however, that the foregoing provisions will have no effect on the liability of any Entity that results from any such act or omission that is determined in a Final Order of the Bankruptcy Court or other court of competent jurisdiction to have constituted gross negligence or willful misconduct; provided, further, that each Exculpated Party will be entitled to rely upon the advice of counsel concerning its duties pursuant to, or in connection with, the above referenced documents, actions or inactions; provided, further, however that the foregoing provisions will not apply to any acts, omissions, Claims, Causes of Action or other obligations expressly set forth in and preserved by the Plan or the Plan Supplement.

C.	Preservation of Rights of Action

1. Maintenance of Causes of Action

Except as otherwise provided in Article XI or elsewhere in the Plan or the Confirmation Order, after the Effective Date, the Reorganized Debtors will retain all rights to commence, pursue, litigate or settle, as appropriate, any and all Causes of Action and Litigation Claims, whether existing as of the Petition Date or thereafter arising, in any court or other tribunal including, without limitation, in an adversary proceeding Filed in the Chapter 11 Cases. The Reorganized Debtors, as the successors in, interest to the Debtors and the Estates, may, and will have the exclusive right to, enforce, sue on, settle, compromise, transfer or assign (or decline to do any of the foregoing) any or all of the Litigation Claims without notice to or approval from the Bankruptcy Court. The Litigation Claims include, without limitation, the claims set forth on Plan Schedule 2.

2. Preservation of All Causes of Action Not Expressly Settled or Released

Unless a Cause of Action or Litigation Claim against a Holder of a Claim or an Equity Interest or other Entity is expressly waived, relinquished, released, compromised or settled in the Plan or any Final Order (including, without limitation, the Confirmation Order), the Debtors expressly reserve such Cause of Action or Litigation Claim for later adjudication by the Debtors or the Reorganized Debtors (including, without limitation, Causes of Action and Litigation Claims not specifically identified or of which the Debtors may presently be unaware or which may arise or exist by reason of additional facts or circumstances unknown to the Debtors at this time or facts or circumstances that may change or be different from those the Debtors now believe to exist) and, therefore, no preclusion doctrine, including, without limitation, the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, waiver, estoppel (judicial, equitable or otherwise) or laches will apply to such Causes of Action or Litigation Claims upon or after the confirmation of the Plan or Consummation of the Plan based on the Disclosure Statement, the Plan or the Confirmation Order, except where such Causes of Action or Litigation Claims have been expressly released in the Plan (including, without limitation, and for the avoidance of doubt, the Release contained in Article XI of the Plan) or any other Final Order (including, without limitation, the Confirmation Order). In addition, the Debtors and the Reorganized Debtors expressly reserve the right to pursue or adopt any claims alleged in any lawsuit in which any Debtor is a plaintiff, defendant or an interested party, against any Entity, including, without limitation, the plaintiffs or co-defendants in such lawsuits.

D.	Injunction

EXCEPT AS OTHERWISE PROVIDED IN THE PLAN, FROM AND AFTER THE EFFECTIVE DATE, ALL ENTITIES ARE PERMANENTLY ENJOINED FROM COMMENCING OR CONTINUING IN ANY MANNER, ANY SUIT, ACTION OR OTHER PROCEEDING, OR CREATING, PERFECTING OR ENFORCING ANY LIEN OF ANY KIND, ON ACCOUNT OF OR RESPECTING ANY CLAIM, DEMAND, LIABILITY, OBLIGATION, DEBT, RIGHT, CAUSE OF ACTION, EQUITY INTEREST, OR REMEDY RELEASED OR TO BE RELEASED, EXCULPATED OR TO BE EXCULPATED, OR DISCHARGED OR TO BE DISCHARGED PURSUANT TO THE PLAN OR THE CONFIRMATION ORDER. ‘BY ACCEPTING DISTRIBUTIONS PURSUANT TO THE PLAN, EACH HOLDER OF AN ALLOWED CLAIM OR EQUITY INTEREST WILL BE DEEMED TO HAVE SPECIFICALLY CONSENTED TO THIS INJUNCTION. ALL INJUNCTIONS OR STAYS PROVIDED FOR IN THE CHAPTER 11 CASES UNDER SECTION 105 OR 362 OF THE BANKRUPTCY CODE, OR OTHERWISE, AND IN EXISTENCE ON THE CONFIRMATION DATE, WILL REMAIN IN FULL FORCE AND EFFECT UNTIL THE EFFECTIVE DATE.

ARTICLE XIII.

BINDING NATURE OF PLAN

ON THE EFFECTIVE DATE, AND EFFECTIVE AS OF THE EFFECTIVE DATE, THE PLAN WILL BIND, AND WILL BE DEEMED BINDING UPON, ALL HOLDERS OF CLAIMS AGAINST AND EQUITY INTERESTS IN THE DEBTORS, AND SUCH HOLDER’S RESPECTIVE SUCCESSORS AND ASSIGNS, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NOTWITHSTANDING WHETHER OR NOT SUCH HOLDER (I) WILL RECEIVE OR RETAIN ANY PROPERTY OR INTEREST IN PROPERTY UNDER THE PLAN, (II) HAS FILED A PROOF OF CLAIM OR INTEREST IN THE CHAPTER 11 CASES OR (III) FAILED TO VOTE TO ACCEPT OR REJECT THE PLAN OR AFFIRMATIVELY VOTED TO REJECT THE PLAN.

ARTICLE XIV.

[INTENTIONALLY LEFT BLANK]

ARTICLE XV.

[INTENTIONALLY LEFT BLANK]

ARTICLE XVI.

RETENTION OF JURISDICTION

Pursuant to sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall, after the Effective Date, retain such jurisdiction over the Chapter 11 Cases and all Entities with respect to all matters related to the Chapter 11 Cases, the Debtors and this Plan as legally permissible, including, without limitation, jurisdiction to:

1. allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Equity Interest, including, without limitation, the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the allowance or priority of any Claim or Equity Interest;

2. grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or this Plan, for periods ending on or before the Confirmation Date; provided, however, that, from and after the Effective Date, the Reorganized Debtors shall pay Professionals in the ordinary course of business for any work performed after the Effective Date and such payment shall not be subject to the approval of the Bankruptcy Court;

3. resolve any matters related to the assumption, assignment or rejection of any Executory Contract or Unexpired Lease to which any Debtor is party or with respect to which any Debtor or Reorganized Debtor may be liable and to adjudicate and, if necessary, liquidate, any Claims arising therefrom, including, without limitation, those matters related to any amendment to this Plan after the Effective Date to add Executory Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed;

4. resolve any issues related to any matters adjudicated in the Chapter 11 Cases;

5. ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of this Plan;

6. decide or resolve any motions, adversary proceedings, contested or litigated matters and any other Causes of Action that are pending as of the Effective Date or that may be commenced in the future, and grant or deny any applications involving the Debtors that may be pending on the Effective Date or instituted by the Reorganized Debtors after the Effective Date, provided that the Reorganized Debtors shall reserve the right to commence actions in all appropriate forums and jurisdictions;

7. enter such orders as may be necessary or appropriate to implement or consummate the provisions of this Plan and all other contracts, instruments, releases, indentures and other agreements or documents adopted in connection with this Plan, the Plan Supplement or the Disclosure Statement;

8. resolve any cases, controversies, suits or disputes that may arise in connection with the Consummation, interpretation or enforcement of this Plan or any Entity’s obligations incurred in connection with this Plan; provided, however, that any dispute arising under or in connection with the Restructured First Lien Loan shall be dealt with in accordance with the provisions of the applicable document;

9. hear and determine all Causes of Action that are pending as of the Effective Date or that may be commenced in the future;

10. issue injunctions and enforce them, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of this Plan, except as otherwise provided in this Plan;

11. enforce the terms and condition of this Plan and the Confirmation Order;

12. resolve any cases, controversies, suits or disputes with respect to the Release, the Exculpation, the Indemnification and other provisions contained in Article X hereof and enter such orders or take such others actions as may be necessary or appropriate to implement or enforce all such releases, injunctions and other provisions;

13. hear and determine the Litigation Claims by or on behalf of the Debtors or Reorganized Debtors;

14. enter and implement such orders or take such others actions as may be necessary or appropriate if the Confirmation Order is modified, stayed, reversed, revoked or vacated;

15. resolve any other matters that may arise in connection with or relate to this Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document adopted in connection with this Plan or the Disclosure Statement; provided, however, that any dispute arising under or in connection with the Restructured First Lien Loan shall be dealt with in accordance with the provisions of the applicable document; and

16. enter an order concluding or closing the Chapter 11 Cases.

ARTICLE XVII.

MISCELLANEOUS PROVISIONS

A.	Dissolution of the Committee

On the Effective Date, the Committee (if any) and any other statutory committee formed in connection with the Chapter 11 Cases shall dissolve automatically and all members thereof shall be released and discharged from all rights, duties and responsibilities arising from, or related to, the Chapter 11 Cases.

B.	Payment of Statutory Fees

All outstanding fees payable pursuant to section 1930 of title 28, United States Code shall be paid on the Effective Date. All such fees payable after the Effective Date shall be paid prior to the closing of the Chapter 11 Case when due or as soon thereafter as practicable.

C.	Payment of Fees and Expenses of Prepetition Indenture Trustee

On the Effective Date or as soon as reasonably practicable thereafter (and, thereafter, upon request by the Prepetition Indenture Trustee with respect to fees and expenses of the

Prepetition Indenture Trustee relating to post-Effective Date service under this Plan), the Reorganized Debtors shall pay in full in Cash all outstanding reasonable and documented fees and expenses of the Prepetition Indenture Trustee and its counsel subject to the terms of the Prepetition Indentures.

D.	Modification of Plan

Effective as of the date hereof and subject to the limitations and rights contained in this Plan and in the Noteholders RSA, the Colony RSA, and the Backstop Commitment Agreement: (a) the Debtors reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify this Plan prior to the entry of the Confirmation Order; and (b) after the entry of the Confirmation Order, the Debtors or the Reorganized Debtors, as applicable, may, after notice and hearing and entry of an order of the Bankruptcy Court, amend or modify this Plan, in accordance with section 1127(b) of the Bankruptcy Code or remedy any defect or omission or reconcile any inconsistency in this Plan in such manner as may be necessary to carry out the purpose and intent of this Plan. A Holder of a Claim or Equity Interest that has accepted this Plan shall be deemed to have accepted this Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of such Claim or Equity Interest of such Holder.

E.	Revocation of Plan

The Debtors reserve the right to revoke or withdraw this Plan prior to the Confirmation Date and to File subsequent chapter 11 plans, but without prejudice to the respective parties’ rights under the Colony RSA, the Noteholders RSA, or the Backstop Commitment Agreement. If the Debtors revoke or withdraw this Plan, or if confirmation of this Plan or Consummation of this Plan does not occur, then: (1) this Plan shall be null and void in all respects; (2) any settlement or compromise embodied in this Plan, assumption or rejection of Executory Contracts or Unexpired Leases effected by this Plan and any document or agreement executed pursuant hereto shall be deemed null and void except as may be set forth in a separate order entered by the Bankruptcy Court; and (3) nothing contained in this Plan shall: (a) constitute a waiver or release of any Claims by or against, or any Equity Interests in, the Debtors or any other Entity; (b) prejudice in any manner the rights of the Debtors or any other Entity; or (c) constitute an admission, acknowledgement, offer or undertaking of any sort by the Debtors or any other Entity.

F.	Successors and Assigns

This Plan shall be binding upon and inure to the benefit of the Debtors, and their respective successors and assigns, including, without limitation, the Reorganized Debtors. The rights, benefits, and obligations of any Person or Entity named or referred to in this Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor, or assign of such Person or Entity.

G.	Reservation of Rights

Except as expressly set forth herein, this Plan shall have no force or effect unless and until the Bankruptcy Court enters the Confirmation Order and this Plan is Consummated. Neither the filing of this Plan, any statement or provision contained herein, nor the taking of any action by the Debtors or any other Entity with respect to this Plan shall be or shall be deemed to be an admission or waiver of any rights of: (1) the Debtors with respect to the Holders of Claims or Equity Interests or other Entity; or (2) any Holder of a Claim or an Equity Interest or other Entity prior to the Effective Date.

H.	Further Assurances

The Debtors or the Reorganized Debtors, as applicable, all Holders of Claims and Equity Interests receiving distributions hereunder and all other Entities shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of this Plan or the Confirmation Order. On or before the Effective Date, the Debtors shall File with the Bankruptcy Court all agreements and other documents that may be necessary or appropriate to effectuate and further evidence the terms and conditions hereof.

I.	Severability

If, prior to the Confirmation Date, any term or provision of this Plan is determined by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision will then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of this Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

J.	Service of Documents

All notices, requests, and demands to or upon the Debtors or the Reorganized Debtors to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

William Lyon Homes

4490 Von Karman Avenue

Newport Beach, California 92660

Attn:  Matthew R. Zaist, Executive Vice President

with copies to:

Pachulski Stang Ziehl & Jones LLP

919 North Market Street, Seventeenth Floor

P.O. Box 8705

Wilmington, Delaware 19899-8705 (Courier 19801)

Attn: Laura Davis Jones, Esq.

Pachulski Stang Ziehl & Jones LLP

10100 Santa Monica Boulevard

13th Floor

Los Angeles, California 90067-4100

Attention: Richard M. Pachulski, Esq.

Irell & Manella LLP

840 Newport Center Drive, Suite 400

Newport Beach, California 92660-6324

Attention: Jeffrey M. Reisner, Esq.

K.	Exemption from Certain Transfer Taxes Pursuant to Section 1146(a) of the Bankruptcy Code

To the extent permitted by applicable law, pursuant to section 1146(a) of the Bankruptcy Code, any transfers of property pursuant hereto shall not be subject to any Stamp or Similar Tax or governmental assessment in the United States, and the Confirmation Order shall direct the appropriate federal, state or local governmental officials or agents or taxing authority to forgo the collection of any such Stamp or Similar Tax or governmental assessment and to accept for filing and recordation instruments or other documents pursuant to such transfers of property without the payment of any such Stamp or Similar Tax or governmental assessment. Such exemption specifically applies, without limitation, to (i) all actions, agreements and documents necessary to evidence and implement the provisions of and the distributions to be made under this Plan, including the Restructured First Lien Loan, (ii) the issuance of New Common Stock, New Second Lien Notes, Warrants and Preferred Shares (under this Plan and pursuant to the Rights Offering), (iii) the maintenance or creation of security or any Lien as contemplated by the Restructured First Lien Loan, the Restructured Project Loans, and/or the New Second Lien Notes; and (iv) assignments executed in connection with any transaction occurring under the Plan.

L.	Governing Law

Except to the extent that the Bankruptcy Code, the Bankruptcy Rules or other federal law is applicable, or to the extent that an exhibit or schedule to this Plan provides otherwise, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, the laws of Delaware, without giving effect to the principles of conflicts of law of such jurisdiction.

M.	Tax Reporting and Compliance

The Reorganized Debtors are hereby authorized, on behalf of the Debtors, to request an expedited determination under section 505(b) of the Bankruptcy Code of the tax liability of the

Debtors are for all taxable periods ending after the Petition Date through, and including, the Effective Date.

N.	Schedules

All exhibits and schedules to this Plan, including the Exhibits and Plan Schedules, are incorporated and are a part of this Plan as if set forth in full herein.

O.	No Strict Construction

This Plan is the product of extensive discussions and negotiations between and among, inter alia, the Debtors, the Backstop Investors, the Ad Hoc Noteholders Group, the Requisite Lenders and their respective professionals. Each of the foregoing was represented by counsel of its choice who either (a) participated in the formulation and documentation of, or (b) was afforded the opportunity to review and provide comments on, this Plan, the Disclosure Statement, Exhibits and Plan Schedules, and the agreements and documents ancillary or related thereto. Accordingly, unless explicitly indicated otherwise, the general rule of contract construction known as “contra proferentem” or other rule of strict construction shall not apply to the construction or interpretation of any provision of this Plan, the Disclosure Statement, Exhibits and Plan Schedules, and the documents ancillary and related thereto.

P.	Conflicts

In the event that a provision of the Disclosure Statement conflicts with a provision of this Plan, the terms of this Plan shall govern and control to the extent of such conflict.

Q.	Confirmation Request

The Debtors request the Bankruptcy Court confirm the Plan and that it do so, if applicable, pursuant to section 1129(b) of the Bankruptcy Code notwithstanding any rejection of the Plan by an Impaired Class.

Dated: November     , 2011

Respectfully submitted,

Matthew Zaist, Executive Vice President WILLIAM LYON HOMES, on behalf of itself and its direct and indirect subsidiaries listed below

William Lyon Homes, a Delaware Corporation
William Lyon Homes, Inc., a California Corporation
Mountain Falls Golf Course, LLC
Mountain Falls, LLC
Circle G at the Church Farm North Joint Venture, LLC
Presley CMR, Inc.
William Lyon Southwest, Inc.
Sycamore CC, Inc.
PH-LP Ventures
PH Ventures – San Jose
HSP, Inc.
PH Rielly Ventures
Lyon Waterfront, LLC
Lyon East Garrison Company I, LLC
WLH Enterprises
Duxford Financial, Inc.
California Equity Funding, Inc.
Laguna Big Horn, LLC
Presley Homes
Cerro Plata Associates, LLC
Whitney Ranch Village 5, LLC
Duxford Insurance, LLC

Respectfully submitted,

Richard S. Robinson, Senior Vice President
Duxford Title Reinsurance Co.